Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230469

This preliminary prospectus supplement and the accompanying base prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 26, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated March 22, 2019)

    % Fixed Rate Senior Unsecured Notes due 2025

We are offering $             aggregate principal amount of our    % Fixed Rate Senior Unsecured Notes due 2025 (the “Notes”). We have granted the underwriters the option, exercisable during the 30-day period beginning on the date of this prospectus supplement, to purchase up to an additional $             aggregate principal amount of the Notes. The Notes will bear interest from                , 2020 at a rate of     % per year. The Notes will mature on June 30, 2025. Interest on the Notes will be payable quarterly in arrears on the 30th day of March, June, September and December of each year, commencing on June 30, 2020. We may redeem the Notes for cash, in whole or in part, at any time at our option (i) on or after June 30, 2022 and prior to June 30, 2023, at a redemption price equal to 102% of the principal amount to be redeemed, (ii) on or after June 30, 2023 and prior to June 30, 2024, at a redemption price equal to 101% of the principal amount to be redeemed, and (iii) on or after June 30, 2024 and prior to maturity, at a redemption price equal to 100% of the principal amount to be redeemed, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption, as described in “Description of Notes—Optional Redemption.” In addition, we may redeem the Notes, in whole, but not in part, at any time at our option prior to June 30, 2022, at a redemption price equal to 104% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption, upon the occurrence of certain change of control events, as described under “Description of Notes—Optional Redemption Upon Change of Control.”

The Notes will be senior unsecured obligations and will rank equally with all of our existing and future senior unsecured and unsubordinated debt. The Notes will be effectively subordinated to our existing and future secured debt, to the extent of the value of the assets securing such debt, and will be structurally subordinated to all existing and future debt and other liabilities of our subsidiaries. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

We have applied to list the Notes for trading on the New York Stock Exchange (the “NYSE”) under the symbol “SBBA.” If approved for listing, trading on the NYSE is expected to commence within 30 days after the Notes are first issued.

An investment in the Notes involves risk. Before you make an investment in the Notes, you should carefully consider the section entitled “Risk Factors” beginning on page S-17 of this prospectus supplement, and other risk factors contained in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total (2)
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.
(2)	Assumes that the Underwriters do not exercise their option to purchase additional Notes.

The underwriters expect to deliver the Notes in registered book-entry form only through the facilities of The Depository Trust Company, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank N.A./S.A., on or about                 , 2020.

Joint Bookrunning Managers

B. Riley FBR Janney Montgomery Scott	Ladenburg Thalmann William Blair

Co-Managers

Boenning and Scattergood	Incapital	National Securities Corp.	Wedbush Securities

The date of this prospectus supplement is                 , 2020.

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

ABOUT THIS PROSPECTUS

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) using a shelf registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the accompanying base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined; when we refer to the accompanying base prospectus, we are referring to the base prospectus; and when we refer to the prospectus supplement, we are referring to the prospectus supplement.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the Notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in the Notes.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of the Notes.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). We have a fiscal year end of December 31.

Unless the context otherwise requires, when used in this prospectus supplement, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and its subsidiaries. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries. “Scorpio” refers to the Scorpio group of companies. Additionally, as used herein, “SLR2P” refers to the Scorpio LR2 Pool, “SLR1P” refers to the Scorpio LR1 Pool, “SMRP” refers to the Scorpio MR Pool, and “SHTP” refers to the Scorpio Handymax Tanker Pool, which are spot market-oriented tanker pools in which certain of our vessels operate. We refer to collectively to these pools as the Scorpio Pools, which are managed by companies that are members of the Scorpio group of companies. The financial information included or incorporated by reference in this prospectus represents our financial information and the operations of our subsidiaries. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional Notes is not exercised.

S-i

ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Monaco, although we also have an office in New York. Some of our directors, officers and the experts named in this prospectus supplement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

S-ii

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the Notes and the information incorporated by reference in this prospectus, including the sections entitled “Risk Factors” on page S-17 of this prospectus supplement; on page 2 of the accompanying base prospectus, and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the Commission on March 31, 2020, which is incorporated by reference into this prospectus.

Our Company

We provide seaborne transportation of refined petroleum products worldwide. As of May 22, 2020, we operate a fleet consisting of 137 wholly-owned, finance leased or bareboat chartered-in tankers (42 LR2, 12 LR1, 62 MR and 21 Handymax) with a weighted average age of approximately 4.6 years, and have a leasehold interest of an MR under construction, which we refer to collectively as our Operating Fleet.

Our Operating Fleet

The following table sets forth certain information regarding our Operating Fleet as of May 22, 2020:

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Scrubber
	Owned, finance leased or bareboat chartered-in vessels
1	STI Brixton	2014	38,734	1A	SHTP (1)	Handymax	N/A
2	STI Comandante	2014	38,734	1A	SHTP (1)	Handymax	N/A
3	STI Pimlico	2014	38,734	1A	SHTP (1)	Handymax	N/A
4	STI Hackney	2014	38,734	1A	SHTP (1)	Handymax	N/A
5	STI Acton	2014	38,734	1A	SHTP (1)	Handymax	N/A
6	STI Fulham	2014	38,734	1A	SHTP (1)	Handymax	N/A
7	STI Camden	2014	38,734	1A	SHTP (1)	Handymax	N/A
8	STI Battersea	2014	38,734	1A	SHTP (1)	Handymax	N/A
9	STI Wembley	2014	38,734	1A	SHTP (1)	Handymax	N/A
10	STI Finchley	2014	38,734	1A	SHTP (1)	Handymax	N/A
11	STI Clapham	2014	38,734	1A	SHTP (1)	Handymax	N/A
12	STI Poplar	2014	38,734	1A	SHTP (1)	Handymax	N/A
13	STI Hammersmith	2015	38,734	1A	SHTP (1)	Handymax	N/A
14	STI Rotherhithe	2015	38,734	1A	SHTP (1)	Handymax	N/A
15	STI Amber	2012	49,990	—	SMRP (2)	MR	Not Yet Installed
16	STI Topaz	2012	49,990	—	SMRP (2)	MR	Not Yet Installed
17	STI Ruby	2012	49,990	—	SMRP (2)	MR	Not Yet Installed
18	STI Garnet	2012	49,990	—	SMRP (2)	MR	Not Yet Installed
19	STI Onyx	2012	49,990	—	SMRP (2)	MR	Not Yet Installed
20	STI Fontvieille	2013	49,990	—	SMRP (2)	MR	Not Yet Installed
21	STI Ville	2013	49,990	—	SMRP (2)	MR	Not Yet Installed
22	STI Duchessa	2014	49,990	—	SMRP (2)	MR	Not Yet Installed
23	STI Opera	2014	49,990	—	SMRP (2)	MR	Not Yet Installed
24	STI Texas City	2014	49,990	—	SMRP (2)	MR	Yes
25	STI Meraux	2014	49,990	—	SMRP (2)	MR	Yes
26	STI San Antonio	2014	49,990	—	SMRP (2)	MR	Yes
27	STI Venere	2014	49,990	—	SMRP (2)	MR	Yes
28	STI Virtus	2014	49,990	—	SMRP (2)	MR	Yes
29	STI Aqua	2014	49,990	—	SMRP (2)	MR	Yes

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Scrubber
30	STI Dama	2014	49,990	—	SMRP (2)	MR	Yes
31	STI Benicia	2014	49,990	—	SMRP (2)	MR	Yes
32	STI Regina	2014	49,990	—	SMRP (2)	MR	Yes
33	STI St Charles	2014	49,990	—	SMRP (2)	MR	Yes
34	STI Mayfair	2014	49,990	—	SMRP (2)	MR	Yes
35	STI Yorkville	2014	49,990	—	SMRP (2)	MR	Yes
36	STI Milwaukee	2014	49,990	—	SMRP (2)	MR	Yes
37	STI Battery	2014	49,990	—	SMRP (2)	MR	Yes
38	STI Soho	2014	49,990	—	SMRP (2)	MR	Yes
39	STI Memphis	2014	49,990	—	SMRP (2)	MR	Yes
40	STI Tribeca	2015	49,990	—	SMRP (2)	MR	Yes
41	STI Gramercy	2015	49,990	—	SMRP (2)	MR	Yes
42	STI Bronx	2015	49,990	—	SMRP (2)	MR	Yes
43	STI Pontiac	2015	49,990	—	SMRP (2)	MR	Yes
44	STI Manhattan	2015	49,990	—	SMRP (2)	MR	Yes
45	STI Queens	2015	49,990	—	SMRP (2)	MR	Yes
46	STI Osceola	2015	49,990	—	SMRP (2)	MR	Yes
47	STI Notting Hill	2015	49,687	1B	SMRP (2)	MR	Not Yet Installed
48	STI Seneca	2015	49,990	—	SMRP (2)	MR	Yes
49	STI Westminster	2015	49,687	1B	SMRP (2)	MR	Not Yet Installed
50	STI Brooklyn	2015	49,990	—	SMRP (2)	MR	Not Yet Installed
51	STI Black Hawk	2015	49,990	—	SMRP (2)	MR	Not Yet Installed
52	STI Galata	2017	49,990	—	SMRP (2)	MR	Yes
53	STI Bosphorus	2017	49,990	—	SMRP (2)	MR	Not Yet Installed
54	STI Leblon	2017	49,990	—	SMRP (2)	MR	Not Yet Installed
55	STI La Boca	2017	49,990	—	SMRP (2)	MR	Yes
56	STI San Telmo	2017	49,990	1B	SMRP (2)	MR	Not Yet Installed
57	STI Donald C Trauscht	2017	49,990	1B	SMRP (2)	MR	Not Yet Installed
58	STI Esles II	2018	49,990	1B	SMRP (2)	MR	Not Yet Installed
59	STI Jardins	2018	49,990	1B	SMRP (2)	MR	Not Yet Installed
60	STI Magic	2019	50,000	—	SMRP (2)	MR	Yes
61	STI Majestic	2019	50,000	—	SMRP (2)	MR	Yes
62	STI Mystery	2019	50,000	—	SMRP (2)	MR	Yes
63	STI Marvel	2019	50,000	—	SMRP (2)	MR	Yes
64	STI Magnetic	2019	50,000	—	SMRP (2)	MR	Yes
65	STI Millennia	2019	50,000	—	SMRP (2)	MR	Yes
66	STI Master	2019	50,000	—	SMRP (2)	MR	Yes
67	STI Mythic	2019	50,000	—	SMRP (2)	MR	Yes
68	STI Marshall	2019	50,000	—	SMRP (2)	MR	Yes
69	STI Modest	2019	50,000	—	SMRP (2)	MR	Yes
70	STI Maverick	2019	50,000	—	SMRP (2)	MR	Yes
71	STI Miracle	2020	50,000	—	SMRP (2)	MR	Yes
72	STI Maestro	2020	50,000	—	SMRP (2)	MR	Yes
73	STI Mighty	2020	50,000	—	SMRP (2)	MR	Yes
74	STI Excel	2015	74,000	—	SLR1P (3)	LR1	Not Yet Installed
75	STI Excelsior	2016	74,000	—	SLR1P (3)	LR1	Not Yet Installed
76	STI Expedite	2016	74,000	—	SLR1P (3)	LR1	Not Yet Installed
77	STI Exceed	2016	74,000	—	SLR1P (3)	LR1	Not Yet Installed
78	STI Executive	2016	74,000	—	SLR1P (3)	LR1	Yes
79	STI Excellence	2016	74,000	—	SLR1P (3)	LR1	Yes

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Scrubber
80	STI Experience	2016	74,000	—	SLR1P (3)	LR1	Not Yet Installed
81	STI Express	2016	74,000	—	SLR1P (3)	LR1	Yes
82	STI Precision	2016	74,000	—	SLR1P (3)	LR1	Not Yet Installed
83	STI Prestige	2016	74,000	—	SLR1P (3)	LR1	Yes
84	STI Pride	2016	74,000	—	SLR1P (3)	LR1	Yes
85	STI Providence	2016	74,000	—	SLR1P (3)	LR1	Yes
86	STI Elysees	2014	109,999	—	SLR2P (4)	LR2	Yes
87	STI Madison	2014	109,999	—	SLR2P (4)	LR2	Yes
88	STI Park	2014	109,999	—	SLR2P (4)	LR2	Yes
89	STI Orchard	2014	109,999	—	SLR2P (4)	LR2	Yes
90	STI Sloane	2014	109,999	—	SLR2P (4)	LR2	Yes
91	STI Broadway	2014	109,999	—	SLR2P (4)	LR2	Yes
92	STI Condotti	2014	109,999	—	SLR2P (4)	LR2	Yes
93	STI Rose	2015	109,999	—	SLR2P (4)	LR2	Yes
94	STI Veneto	2015	109,999	—	SLR2P (4)	LR2	Yes
95	STI Alexis	2015	109,999	—	SLR2P (4)	LR2	Yes
96	STI Winnie	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
97	STI Oxford	2015	109,999	—	SLR2P (4)	LR2	Yes
98	STI Lauren	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
99	STI Connaught	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
100	STI Spiga	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
101	STI Savile Row	2015	109,999	—	SLR2P (4)	LR2	Yes
102	STI Kingsway	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
103	STI Carnaby	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
104	STI Solidarity	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
105	STI Lombard	2015	109,999	—	SLR2P (4)	LR2	Yes
106	STI Grace	2016	109,999	—	SLR2P (4)	LR2	Not Yet Installed
107	STI Jermyn	2016	109,999	—	SLR2P (4)	LR2	Not Yet Installed
108	STI Sanctity	2016	109,999	—	SLR2P (4)	LR2	Yes
109	STI Solace	2016	109,999	—	SLR2P (4)	LR2	Yes
110	STI Stability	2016	109,999	—	SLR2P (4)	LR2	Not Yet Installed
111	STI Steadfast	2016	109,999	—	SLR2P (4)	LR2	Yes
112	STI Supreme	2016	109,999	—	SLR2P (4)	LR2	Not Yet Installed
113	STI Symphony	2016	109,999	—	SLR2P (4)	LR2	Yes
114	STI Gallantry	2016	113,000	—	SLR2P (4)	LR2	Yes
115	STI Goal	2016	113,000	—	SLR2P (4)	LR2	Yes
116	STI Nautilus	2016	113,000	—	SLR2P (4)	LR2	Yes
117	STI Guard	2016	113,000	—	SLR2P (4)	LR2	Yes
118	STI Guide	2016	113,000	—	SLR2P (4)	LR2	Yes
119	STI Selatar	2017	109,999	—	SLR2P (4)	LR2	Not Yet Installed
120	STI Rambla	2017	109,999	—	SLR2P (4)	LR2	Not Yet Installed
121	STI Gauntlet	2017	113,000	—	SLR2P (4)	LR2	Yes
122	STI Gladiator	2017	113,000	—	SLR2P (4)	LR2	Yes
123	STI Gratitude	2017	113,000	—	SLR2P (4)	LR2	Yes
124	STI Lobelia	2019	110,000	—	SLR2P (4)	LR2	Yes
125	STI Lotus	2019	110,000	—	SLR2P (4)	LR2	Yes
126	STI Lily	2019	110,000	—	SLR2P (4)	LR2	Yes
127	STI Lavender	2019	110,000	—	SLR2P (4)	LR2	Yes
128	Silent	2007	37,847	1A	SHTP (1)	Handymax	N/A (5)
129	Single	2007	37,847	1A	SHTP (1)	Handymax	N/A (5)

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Scrubber
130	Star I	2007	37,847	1A	SHTP (1)	Handymax	N/A (5)
131	Sky	2007	37,847	1A	SHTP (1)	Handymax	N/A (6)
132	Steel	2008	37,847	1A	SHTP (1)	Handymax	N/A (6)
133	Stone I	2008	37,847	1A	SHTP (1)	Handymax	N/A (6)
134	Style	2008	37,847	1A	SHTP (1)	Handymax	N/A (6)
135	STI Beryl	2013	49,990	—	SMRP (2)	MR	Not Yet Installed (7)
136	STI Le Rocher	2013	49,990	—	SMRP (2)	MR	Not Yet Installed (7)
137	STI Larvotto	2013	49,990	—	SMRP (2)	MR	Not Yet Installed (7)

	Total owned, finance leased and bareboat charter-in fleet DWT		9,438,089

	Leasehold newbuilding currently under construction

	Hull S471—TBN STI Maximus	HVS (8)	50,000	MR

	Total newbuilding product tankers DWT		50,000

	Total Fleet DWT		9,488,089

(1)	This vessel operates in the SHTP. SHTP is operated by Scorpio Commercial Management S.A.M. (“SCM”). SHTP and SCM are related parties to the Company.
(2)	This vessel operates in or is expected to operate in the SMRP. SMRP is operated by SCM. SMRP and SCM are related parties to the Company.
(3)	This vessel operates in the SLR1P. SLR1P is operated by SCM. SLR1P and SCM are related parties to the Company.
(4)	This vessel operates in or is expected to operate in the SLR2P. SLR2P is a Scorpio Pool and is operated by SCM. SLR2P and SCM are related parties to the Company.
(5)

In March 2020, we extended the bareboat charter-in agreement on a previously bareboat chartered-in vessel to May 2020 (with an option to extend through the end of June 2020) from March 2020 at a bareboat rate of $6,300 per day.

(6)

In March 2019, we entered into a new bareboat charter-in agreement on a previously bareboat chartered-in vessel. The term of the agreement is for two years at a bareboat rate of $6,300 per day. The agreement is expected to expire on March 31, 2021.

(7)

In April 2017, we sold and leased back this vessel, on a bareboat basis, for a period of up to eight years for $8,800 per day. The sales price was $29.0 million per vessel, and we have the option to purchase this vessel beginning at the end of the fifth year of the agreement through the end of the eighth year of the agreement, at market based prices. Additionally, a deposit of $4.35 million per vessel was retained by the buyer and will either be applied to the purchase price of the vessel if a purchase option is exercised or refunded to us at the expiration of the agreement.

(8)

The leasehold interests in this vessel was acquired from Trafigura Maritime Logistics Pte. Ltd., or Trafigura, in September 2019 as part of our acquisition of the leasehold interests in 19 vessels from Trafigura. This vessel is currently under construction at Hyundai-Vietnam Shipbuilding Co., Ltd. with expected delivery in the third quarter of 2020.

Our Chartering Strategy

Generally, we operate our vessels in commercial pools operated by related entities, on time charters or in the spot market. The overall mix of how our vessels are employed varies from time to time based on many factors including our view of future market conditions.

Commercial Pools

To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners of similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. Pools negotiate charters with customers primarily in the spot market, but may also arrange time charter agreements. The size and scope of these pools enable them to enhance utilization rates for pool vessels by securing backhaul voyages and contracts of affreightment, or COAs, thus generating higher effective TCE revenues than otherwise might be obtainable in the spot market.

Time Charters

Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to enter our vessels into time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit if the spot market increases.

Spot Market

A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable but may enable us to capture increased profit margins during periods of improvements in tanker rates. We also consider short-term time charters (with initial terms of less than one year) as spot market voyages.

Management of Our Fleet

Commercial and Technical Management

Our vessels are commercially managed by SCM and technically managed by SSM pursuant to the Revised Master Agreement (as defined in “Business—Management of our Fleet—Revised Master Agreement”), which may be terminated by either party upon 24 months’ notice, unless terminated earlier in accordance with the provisions of the Revised Master Agreement. In the event of the sale of one or more vessels, a notice period of three months and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change in control, including a sale of all or substantially all of our vessels, in which case a payment equal to 24 months of management fees will apply. SCM and SSM are related parties of ours. We expect that additional vessels that we may acquire in the future will also be managed under the Revised Master Agreement or on substantially similar terms.

SCM’s services include securing employment, in the spot market and on time charters, for our vessels. SCM also manages the Scorpio Pools. When our vessels are operating in one of the Scorpio Pools, SCM, as the pool manager, charges fees of $300 per vessel per day with respect to our LR1 vessels, $250 per vessel per day with respect to our LR2 vessels, and $325 per vessel per day with respect to each of our Handymax and MR vessels, plus 1.50% commission on gross revenues per charter fixture. These are the same fees that SCM charges other vessel owners in these pools, including third-party owned vessels. For commercial management of our vessels that are not operating in any of the Scorpio Pools, we pay SCM a fee of $250 per vessel per day for each LR1 and LR2 vessel and $300 per vessel per day for each Handymax and MR vessel, plus 1.25% commission on gross revenues per charter fixture. In September 2018, we entered into an agreement with SCM whereby SCM reimbursed a portion of the commissions that SCM charges our vessels to effectively reduce such commissions to 0.85% of gross revenue per charter fixture, effective from September 1, 2018 and ending on June 1, 2019.

SSM’s services include day-to-day vessel operations, performing general maintenance, monitoring regulatory and classification society compliance, customer vetting procedures, supervising the maintenance and general efficiency of vessels, arranging the hiring of qualified officers and crew, arranging and supervising drydocking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. We pay SSM an annual fee of $175,000 plus additional amounts for certain itemized services per vessel to provide technical management services for each of our owned vessels.

Amended Administrative Services Agreement

We have an Amended Administrative Services Agreement with Scorpio Services Holding Limited, which we refer to herein as SSH, or our Administrator, for the provision of administrative staff and office space, and administrative services, including accounting, legal compliance, financial and information technology services. SSH is a related party to us. We reimburse our Administrator for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above. The services provided to us by our Administrator may be sub-contracted to other entities within Scorpio.

Further, pursuant to our Amended Administrative Services Agreement, our Administrator, on behalf of itself and other members of Scorpio, has agreed that it will not directly own product or crude tankers ranging in size from 35,000 dwt to 200,000 dwt.

Our Amended Administrative Services Agreement may be terminated by us upon two years’ notice.

Our Relationship with Scorpio and its Affiliates

We believe that one of our principal strengths is our relationship with Scorpio. Our vessel operations are managed under the supervision of our Board, by our management team and by certain members of Scorpio, including SCM and SSM. Our relationship with Scorpio provides us with access to Scorpio’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe allows us to compete more effectively and operate our vessels on a cost-efficient basis. We can provide no assurance, however, that we will realize any benefits from our relationship with Scorpio.

Scorpio is owned and controlled by the Lolli-Ghetti family, of which Messrs. Emanuele Lauro, our founder, Chairman and Chief Executive Officer, and Filippo Lauro, our Vice President, are members. In addition, all of our executive officers serve in similar management positions in certain other companies within Scorpio and Mr. Emanuele Lauro, Mr. Robert Bugbee, our President, and other members of our senior management have minority equity interests in SSH, a member of Scorpio and our Administrator.

These responsibilities and relationships could create conflicts of interest between us, on the one hand, and SCM, SSM, SSH, or other entities within Scorpio, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operation of the vessels in our fleet versus the vessels managed by other members of Scorpio. For example, SCM and SSM, our commercial manager and technical manager, respectively, may give preferential treatment to vessels that are time chartered-in by related parties because Messrs. Lauro and members of their family may receive greater economic benefits. As a result of these conflicts, such Scorpio companies, who have limited contractual duties, may favor their own or other owner’s interests over our interests. These conflicts may have unfavorable results for us and our shareholders.

Recent and Other Developments

Declaration of dividend

In May 2020, our Board of Directors declared a quarterly cash dividend of $0.10 per common share, payable on or about June 15, 2020 to all shareholders of record as of June 1, 2020 (the record date).

Exhaust Gas Cleaning Systems (“scrubbers”)

In April 2020, we reached an agreement with one of our counterparties, whom we previously entered into a commitment to purchase and install scrubbers on certain of our vessels, to postpone the purchase and installation of scrubbers on 19 of our vessels. The installation of these scrubbers for these vessels is now expected to begin no earlier than 2021.

Indebtedness

For information regarding recent updates on our indebtedness, please see “Description of Other Indebtedness—Recent Developments Regarding Our Indebtedness.”

Novel Coronavirus (COVID-19)

Since the beginning of the calendar year 2020, the outbreak of COVID-19 that originated in China and has spread to most developed nations of the world has resulted in the implementation of numerous actions taken by governments and governmental agencies in an attempt to mitigate the spread of the virus. These measures have resulted in a significant reduction in global economic activity and extreme volatility in the global financial markets. The reduction of economic activity has significantly reduced the global demand for oil and refined petroleum products. Lack of corresponding production and refinery cuts resulted in a supply glut of oil and refined petroleum products, which was exacerbated by extreme oil price volatility from the Russia-Saudi Arabia oil price war. The oversupply of petroleum products and contango in oil prices has led to record floating storage and arbitrage opportunities of both crude and refined petroleum products. These market conditions, which began in March 2020, have had a disruptive impact on the supply and demand balance of product tankers, resulting in significant and prolonged spikes in spot TCE rates as vessel availability tightened. As of the date of this prospectus, oil price volatility has shown incipient signs of normalizing and spot TCE rates have abated to a certain degree, albeit still at strong levels. However, the continued impact of these production increases is uncertain. We expect that the impact of the COVID-19 virus and the uncertainty in the supply of oil will continue to cause volatility in the commodity markets. The scale and duration of the impact of these factors remain unknowable but could have a material impact on our earnings, cash flow and financial condition for the remainder of 2020. An estimate of the impact on the Company’s results of operations and financial condition cannot be made at this time. Please see “Risk Factors—Risks Related to the Company—The outbreak of COVID-19 and the governmental responses thereto may adversely affect our business.”

Corporate Information

We were incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act (the “BCA”), on July 1, 2009. We currently maintain our principal executive offices at 9, Boulevard Charles III, Monaco 98000 and our telephone number at that location is +377-9798-5716. We also maintain an office in the United States at 150 East 58th Street, New York, New York 10155 and the telephone number at that location is 212-542-1616. Our website address is www.scorpiotankers.com. References to our website are not intended to be active links and the information on our website is not incorporated by reference into this prospectus supplement or the accompanying base prospectus, and you must not consider the information to be a part of this prospectus supplement or the accompanying base prospectus.

THE OFFERING

The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes.

Issuer	Scorpio Tankers Inc.

Securities Offered	$ million aggregate principal amount of % Fixed Rate Senior Unsecured Notes due 2025 (or $ million aggregate principal amount of % Fixed Rate Senior Unsecured Notes due 2025 if the underwriters exercise their option to purchase additional Notes in full).

Issue Date	, 2020.

Offering Price	100% of the principal amount.

Maturity Date	The Notes will mature on June 30, 2025, unless redeemed prior to maturity.

Interest	The Notes will bear interest from the date of original issue until maturity at a rate of % per year, payable quarterly in arrears on the 30th day of each March, June, September and December commencing on June 30, 2020.

Use of Proceeds	We intend to use the net proceeds of the sale of the Notes, which are expected to total approximately $ million after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $ million if the underwriters exercise their option to purchase additional Notes in full) for general corporate purposes and working capital. Please see “Use of Proceeds.”

Ranking	The Notes will be our senior unsecured obligations and will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future senior unsecured debt. The Notes will effectively rank junior to our existing and future secured debt, to the extent of the value of the assets securing such debt, as well as to existing and future debt of our subsidiaries. As of May 22, 2020, we had approximately $3.1 billion of outstanding indebtedness (of which approximately $2.9 billion was secured or part of vessel leasing arrangements).

Guarantors	The Notes will not be guaranteed by any of our subsidiaries or affiliates.

Optional Redemption

We may redeem the Notes for cash, in whole or in part, at any time at our option (i) on or after June 30, 2022 and prior to June 30, 2023, at a redemption price equal to 102% of the principal amount to be redeemed, (ii) on or after June 30, 2023 and prior to June 30, 2024, at a redemption price equal to 101% of the principal amount to be redeemed, and (iii) on or after June 30, 2024 and prior to maturity, at a redemption price equal to 100% of the principal amount to be redeemed, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption, as described under “Description of Notes—Optional Redemption.”

In addition, we may redeem the Notes, in whole, but not in part, at any time at our option prior to June 30, 2022, at a redemption price equal to 104% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption, upon the occurrence of certain change of control events, as described under “Description of Notes—Optional Redemption Upon Change of Control.”

Certain Covenants	The indenture governing the Notes will contain certain covenants, including, but not limited to, restrictions on our ability to merge or consolidate with or into any other entity.

In addition, the indenture governing the Notes will contain certain restrictive covenants, including limitations on:

•	the amount of debt we may incur;

•	maintaining a certain minimum net worth;

•	restricted payments;

•	our line of business; and

•	certain asset sales.

These covenants are subject to important qualifications and exceptions, as described under “Description of Notes.”

Additional Notes	We may “reopen” the Notes at any time without the consent of the holders of the Notes and issue additional notes with the same terms as the Notes (except the issue price, issue date and initial interest payment date and/or amount), which will thereafter constitute a single series with the Notes, provided that if the additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Defeasance	The Notes are subject to legal and covenant defeasance by us.

Sinking Fund	The Notes will not be entitled to the benefit of any sinking fund.

Events of Default	Events of default generally will include (i) failure to pay principal or interest on the Notes, (ii) failure to observe or perform any other covenant or warranty in the Notes or in the indenture that governs the notes, and (iii) certain events of bankruptcy, insolvency or reorganization.

Ratings	The Notes will not be rated by any nationally recognized statistical rating organization.

Listing	We have applied to list the Notes for trading on the NYSE under the symbol “SBBA.” If the application is approved, trading of the Notes on NYSE is expected to begin within 30 days after the original issue date of the Notes. The underwriters have advised us that they intend to make a market in the Notes prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Notes will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Form and Denomination	The Notes will be issued in book-entry form in minimum denominations of $25.00 and integral multiples in excess thereof. The Notes will be represented by a permanent global certificate deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Settlement	Delivery of the Notes offered hereby will be made against payment therefor on or about , 2020.

Trustee	Deutsche Bank Trust Company Americas

Governing Law	The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	An investment in the Notes involves risks. You should consider carefully the factors set forth in the section entitled “Risk Factors” beginning on page S-17 of this prospectus supplement and on page 2 of the accompanying base prospectus to determine whether an investment in the Notes is appropriate for you.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables set forth our summary consolidated financial and other operating data as of and for the years ended December 31, 2019, 2018 and 2017, as of and for the three months ended March 31, 2020 and for the three months ended March 31, 2019. The summary data for the years ended December 31, 2019, 2018 and 2017 is derived from our audited consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Our consolidated statements of income or loss for the years ended December 31, 2019, 2018 and 2017 and our consolidated balance sheets as of December 31, 2019 and 2018, together with the notes thereto, are included in our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020, and incorporated by reference herein. The summary data as of and for the three months ended March 31, 2020 and for the three months ended March 31, 2019, is derived from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2020 and for the three months ended March 31, 2019, together with the notes thereto, are included on Form 6-K, filed with the Commission on May 26, 2020, and incorporated by reference herein.

	For the three months ended March 31,		For the year ended December 31,
In thousands of U.S. dollars except per share and share data	2020	2019	2019	2018	2017
Revenue
Vessel revenue	$254,167	$195,830	$704,325	$585,047	$512,732
Operating expenses
Vessel operating costs	(81,463)	(69,376)	(294,531)	(280,460)	(231,227)
Voyage expenses	(4,220)	(295)	(6,160)	(5,146)	(7,733)
Charterhire	—	(4,399)	(4,399)	(59,632)	(75,750)
Depreciation—owned or sale and leaseback	(46,841)	(43,814)	(180,052)	(176,723)	(141,418)
Depreciation—right of use assets under IFRS 16	(13,197)	(2,135)	(26,916)	—	—
General and administrative expenses	(17,261)	(15,712)	(62,295)	(52,272)	(47,511)
Loss on sales of vessels	—	—	—	—	(23,345)
Merger transaction related costs	—	—	—	(272)	(36,114)
Bargain purchase gain	—	—	—	—	5,417

Total operating expenses	(162,982)	(135,731)	(574,353)	(574,505)	(557,681)

Operating income / (loss)	91,185	60,099	129,972	10,542	(44,949)

Other (expense) and income, net
Financial expenses	(44,765)	(48,756)	(186,235)	(186,628)	(116,240)
Realized loss on derivative financial instruments					(116)
Loss on exchange of convertible notes	—	—	—	(17,838)	—
Financial income	565	3,119	8,182	4,458	1,538
Other expenses, net	(358)	14	(409)	(605)	1,527

Total other expense, net	(44,558)	(45,623)	(178,462)	(200,613)	(113,291)

Net income / (loss)	$46,627	$14,476	$(48,490)	$(190,071)	$(158,240)

	For the three months ended March 31,		For the year ended December 31,
In thousands of U.S. dollars except per share and share data	2020	2019	2019	2018	2017
Earnings / (loss) per share
Basic	$0.85	$0.30	$(0.97)	$(5.46)	$(7.35)
Diluted	$0.82	$0.30	$(0.97)	$(5.46)	$(7.35)
Basic weighted average shares outstanding	54,667,211	48,070,530	49,857,998	34,824,311	21,533,340
Diluted weighted average shares outstanding (1)	61,692,830	48,556,887	49,857,998	34,824,311	21,533,340

(1)

The computation of diluted earnings per share includes the effect of potentially dilutive unvested shares of restricted stock and the Convertible Notes due 2022 for the three months ended March 31, 2020. The effect of potentially dilutive securities relating to the Company’s Convertible Notes due 2022 was excluded from the computation of diluted earnings per share for the three months ended March 31, 2019 because their effect would have been anti-dilutive under the if-converted method. The effect of potentially dilutive shares of restricted stock and the Convertible Notes due 2022 were excluded from the calculation of diluted earnings per share for the years ended December 31, 2019, 2018, and 2017 because their effect would have been anti-dilutive.

	As of
In thousands of U.S. dollars	March 31, 2020	December 31, 2019	December 31, 2018	December 31, 2017
Balance sheet data
Cash and cash equivalents	$119,825	$202,303	$593,652	$186,462
Vessels and drydock	4,051,604	4,008,158	3,997,789	4,090,094
Right of use assets accounted for under IFRS 16—Leases	804,726	697,903	—	—
Total assets	5,267,142	5,164,010	4,784,164	4,498,376
Current and non-current secured and unsecured debt	1,232,803	1,234,750	1,489,934	2,050,054
Current and non-current obligations under sale and leaseback arrangements	1,287,624	1,317,723	1,420,381	717,139
Current and non-current obligations under leases accounted for under IFRS 16—Leases	653,948	569,974	—	—
Shareholders’ equity	2,025,593	1,976,989	1,839,012	1,685,301

	For the three months ended March 31,		For the year ended December 31,
In thousands of U.S. dollars	2020	2019	2019	2018	2017
Cash flow data
Operating activities	$44,102	$74,567	$209,512	$57,790	$41,801
Investing activities	(63,486)	(18,240)	(206,973)	(52,737)	(159,923)
Financing activates	(63,094)	(131,097)	(393,888)	402,137	204,697

The following table sets forth our other operating data. This data should be read in conjunction with our consolidated financial statements and related notes included on Form 20-F for the year ended December 31, 2019 filed with the Commission on March 31, 2020, and incorporated by reference herein and our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2020 and for the three months ended March 31, 2019, together with the notes thereto, included on Form 6-K, filed with the Commission on May 26, 2020, and incorporated by reference herein.

	For the three months ended March 31,		For the year ended December 31,
	2020	2019	2019	2018	2017
Average Daily Results
Time charter equivalent per day (1)	$22,644	$18,570	$16,682	$12,782	$13,146
Vessel operating costs per day (2)	$6,592	$6,478	$6,563	$6,463	$6,559

LR2
TCE per revenue day (1)	$25,914	$22,953	$20,254	$13,968	$14,849
Vessel operating costs per day (2)	$6,742	$6,810	$6,829	$6,631	$6,705
Average number of vessels	42.0	38.0	39.1	39.5	28.7

LR1
TCE per revenue day (1)	$20,296	$17,929	$15,846	$10,775	$11,409
Vessel operating costs per day (2)	$6,678	$6,597	$6,658	$6,608	$7,073
Average number of vessels	12.0	12.0	12.0	12.0	5.2

MR
TCE per revenue day (1)	$20,866	$15,715	$15,095	$12,589	$12,975
Vessel operating costs per day (2)	$6,422	$6,324	$6,312	$6,366	$6,337
Average number of vessels	60.8	48.3	51.0	52.2	50.4

Handymax
TCE per revenue day (1)	$22,564	$17,729	$14,575	$12,196	$11,706
Vessel operating costs per day (2)	$6,734	$6,160	$6,621	$6,295	$6,716
Average number of vessels	21.0	21.0	21.0	21.5	22.1

Fleet data
Average number of vessels	135.8	119.3	123.0	125.2	106.5

(1)

Freight rates are commonly measured in the shipping industry in terms of time charter equivalent, or TCE (a non-IFRS measure), per revenue day. Vessels in pools and on time charter do not incur significant voyage expenses; therefore, the revenue for pool vessels and time charter vessels is approximately the same as their TCE revenue.

(2)	Vessel operating costs per day represent vessel operating costs divided by the number of days the vessel is owned during the period.
(3)	Historical average number of vessels consists of the average number of vessels that were in our possession during a period (whether owned or leased).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “plan,” “potential,” “continue,” “contemplate,” “possible,” “target,” “project,” “likely,” “may,” “might,” “would,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

All statements in this prospectus that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;

•	the strength of world economies and currencies;

•	fluctuations in interest rates and foreign exchange rates;

•	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

•	the length and severity of the recent novel coronavirus (COVID-19) outbreak, including its impact on the demand for seaborne transportation of petroleum products;

•	availability of financing and refinancing;

•	our business strategy and other plans and objectives for growth and future operations;

•	our ability to successfully employ our vessels;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;

•	our ability to realize the expected benefits from acquisitions;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	vessel breakdowns and instances of off-hire;

•	competition within our industry;

•	the supply of and demand for vessels comparable to ours;

•	corruption, piracy, militant activities, political instability, terrorism, and ethnic unrest in locations where we may operate;

•	delays and cost overruns in construction projects;

•	our level of indebtedness;

•	our ability to obtain financing and to comply with the restrictive and other covenants in our financing arrangements;

•	our need for cash to meet our debt service obligations;

•	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

•	our ability to successfully identify, consummate, integrate, and realize the expected benefits from acquisitions;

•	reputational risks;

•	availability of skilled workers and the related labor costs and related costs;

•

the recent implementation of the MARPOL convention, Annex VI Prevention of Air Pollution from Ships which reduced the maximum amount of sulfur that ships can emit into the air and our ability to successfully complete the installation of exhaust gas cleaning systems, or scrubbers, on all of our vessels;

•	the recent implementation of the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (BWM) in September 2019;

•	compliance with governmental, tax, environmental and safety regulation;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery;

•	general economic conditions and conditions in the oil and natural gas industry;

•	effects of new products and new technology in our industry;

•	the failure of counterparties to fully perform their contracts with us;

•	our dependence on key personnel;

•	adequacy of insurance coverage;

•	our ability to obtain indemnities from customers;

•	changes in laws, treaties or regulations applicable to us;

•	the volatility of the price of our common shares and our other securities;

•	other factors that may affect our future results; and

•	these factors and other risk factors described in this prospectus supplement and other reports that we furnish or file with the Commission.

We have based these statements on assumptions, many of which are based, in turn, upon further assumptions, and analyses formed by applying, without limitation, our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. These assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur.

These factors and the other risk factors described in or incorporated by reference into this prospectus supplement are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements which speak only as of their dates.

RISK FACTORS

Before making an investment in the Notes, you should carefully consider the risk factors described below, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the Commission on March 31, 2020, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors or the risk factors described below could adversely impact our business, financial condition or results of operations.

Risks Related to the Company

The outbreak of COVID-19 and the governmental responses thereto may adversely affect our business.

The recent outbreak of the novel coronavirus (COVID-19), a virus causing potentially deadly respiratory tract infections first identified in China, has already caused severe global disruptions and may negatively affect economic conditions regionally as well as globally and otherwise impact our operations and the operations of our customers and suppliers. Governments in affected countries are imposing travel bans, quarantines and other emergency public health measures. In response to the virus, many countries have implemented lockdown measures, and other countries and local governments may enact similar policies. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. These restrictions, and future prevention and mitigation measures, are likely to have an adverse impact on global economic conditions, which could materially and adversely affect our future operations.

Uncertainties regarding the economic impact of the COVID-19 outbreak are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition and cash flows. As a result of these measures, our vessels may not be able to call on ports, or may be restricted from disembarking from ports, located in regions affected by the outbreak. In addition, we may experience severe operational disruptions and delays, unavailability of normal port infrastructure and services including limited access to equipment, critical goods and personnel, disruptions to crew change, quarantine of ships and/or crew, counterparty solidity, closure of ports and custom offices, as well as disruptions in the supply chain and industrial production, which may lead to reduced cargo demand, amongst other potential consequences attendant to COVID-19.

Towards the end of the first quarter of 2020, travel restrictions and other preventive measures to control the spread of COVID-19 resulted in a precipitous decline in oil demand. Lack of corresponding production and refinery cuts resulted in a supply glut of oil and refined petroleum products, which was exacerbated by extreme oil price volatility from the Russia-Saudi Arabia oil price war. The oversupply of petroleum products and contango in oil prices has led to record floating storage and arbitrage opportunities of both crude and refined petroleum products. These market conditions, which began in March 2020, have had a disruptive impact on the supply and demand balance of product tankers, resulting in significant and prolonged spikes in spot TCE rates as vessel availability tightened. As of the date of this prospectus, oil price volatility has shown incipient signs of normalizing and spot TCE rates have abated to a certain degree, albeit still at strong levels.

The extent of the COVID-19 outbreak’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the outbreak, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, although to our knowledge our operations have not been materially affected by the COVID-19 outbreak to date, the ultimate severity of the COVID-19 outbreak is uncertain at this time and therefore we cannot predict the impact it may have on our future operations, which impact could be material and adverse, particularly if the pandemic continues to further evolve and recirculate.

Risks Related to the Notes

Your investment in the Notes is subject to our credit risk.

The Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of any third party. The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations, except as such obligations may be preferred by operation of law. Any payment to be made on the Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes.

We are highly leveraged and our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

We are highly leveraged. As of May 22, 2020, we had approximately $3.1 billion of outstanding indebtedness. Subject to the restrictions contained in our existing and future debt instruments, we may incur additional indebtedness in connection with financing acquisitions, strategic transactions or other purposes, which indebtedness may rank senior to the Notes. So long as our net borrowings do not equal or exceed 70% of our total assets, the indenture under which the Notes will be issued will permit us to incur additional indebtedness without limitation. Our indebtedness increases the risk that we may be unable to generate enough cash to pay amounts due in respect of our indebtedness, including the Notes.

Our level of debt could have important consequences to us, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

we may need to use a substantial portion of our cash from operations to make charter hire payments or principal and interest payments relating to our debt obligations, reducing the funds that would otherwise be available for operations and future business opportunities;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt and charter hire obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the rights of the lenders of our subsidiaries.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets. As a result, our ability to make required payments on the Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on the Notes or to make funds available for that purpose. The Notes will not be guaranteed by any of our subsidiaries or any other person.

The rights of holders of the Notes will be structurally subordinated to the rights of our subsidiaries’ lenders. A default by a subsidiary under its debt obligations would result in a block on distributions from the affected subsidiary to us. The Notes will be effectively junior to all existing and future liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of May 22, 2020, we had approximately $3.1 billion of outstanding indebtedness (of which approximately $2.9 billion was secured or part of vessel leasing arrangements).

The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.

The Notes are unsecured and therefore will be effectively subordinated to any secured debt we maintain or may incur to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Notes. As of May 22, 2020, we had approximately $3.1 billion of outstanding indebtedness (of which approximately $2.9 billion was secured or part of vessel leasing arrangements). Please read “Description of Other Indebtedness.” We will continue to have the ability to incur additional secured debt, subject to limitations in the agreements governing our current and future credit facilities and in the indenture relating to the Notes.

Redemption may adversely affect your return on the Notes.

Beginning June 30, 2022, we have the right to redeem some or all of the Notes prior to maturity, as described under “Description of Notes—Optional Redemption.” Prior to June 30, 2022, we have the right, but not the obligation, to redeem the Notes in whole, but not in part, at any time at our option, at a redemption price equal to 104% of the aggregate principal amount to be redeemed, upon the occurrence of certain change of control events, as described under “Description of Notes—Optional Redemption Upon Change of Control.” We may redeem the Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the Notes.

The Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Notes.

The Notes are a new issuance of securities with no established trading market. We have applied to list the Notes on the NYSE, but there can be no assurance that the NYSE will accept the Notes for listing. Even if the Notes are approved for listing by the NYSE, an active trading market on the NYSE for the Notes may not develop or, even if it develops, may not last, in which case the trading price of the Notes could be adversely affected and your ability to transfer your Notes will be limited. If an active trading market does develop on the NYSE, the Notes may trade at prices lower than the offering price. The trading price of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our, or our subsidiaries’, issuances of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the Notes pending any listing of the Notes on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Notes have not been rated, and ratings of any of our other securities may affect the trading price of the Notes.

We have not sought to obtain a rating for the Notes, and the Notes may never be rated. It is possible, however, that one or more credit rating agencies might independently determine to assign a rating to the Notes or that we may elect to obtain a rating of the Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for the Notes, could adversely affect the market for, or the market value of, the Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Notes may not reflect all risks related to us and our business, or the structure or market value of the Notes.

Because the Notes will be issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the Notes and exercise their rights and remedies.

We will issue the Notes in the form of a global note registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global note will be shown on, and transfers of the global note will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book-Entry System; Delivery and Form.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the Notes. Instead, DTC or its nominee will be the sole holder of the global note. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in the global note will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in a global note to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the Notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants, but we can make no assurances that you will timely receive any such communications.

Risks Related to Other Indebtedness

Servicing our current or future indebtedness limits funds available for other purposes and if we cannot service our debt, we may lose our vessels.

Borrowing under our debt facilities requires us to dedicate a part of our cash flow from operations to paying interest on our indebtedness. These payments limit funds available for working capital, capital expenditures and other purposes, including further equity or debt financing in the future. Amounts borrowed under our secured debt facilities bear interest at variable rates. Increases in prevailing rates could increase the amounts that we would have to pay to our lenders, even though the outstanding principal amount remains the same, and our net income and cash flows would decrease. We expect our earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. If we do not generate or reserve enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as seeking to raise additional capital, refinancing or restructuring our debt, selling tankers, or reducing or delaying capital investments. However, these alternative financing plans, if necessary, may not be sufficient to allow us to meet our debt obligations.

If we are unable to meet our debt obligations or if some other default occurs under our debt facilities, our lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from our debt facilities.

Our debt agreements contain restrictive and financial covenants which may limit our ability to conduct certain activities, and further, we may be unable to comply with such covenants, which could result in a default under the terms of such agreements.

Our debt facilities impose operating and financial restrictions on us. These restrictions may limit our ability, or the ability of our subsidiaries party thereto to, among other things:

•	pay dividends and make capital expenditures if we do not repay amounts drawn under our debt facilities or if there is another default under our debt facilities;

•	incur additional indebtedness, including the issuance of guarantees;

•	create liens on our assets;

•	change the flag, class or management of our vessels or terminate or materially amend the management agreement relating to each vessel;

•	sell our vessels;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	enter into a new line of business.

Therefore, we will need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

In addition, the terms and conditions of certain of our borrowings require us to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in our fleet. Should our charter rates or vessel values materially decline in the future, we may seek to obtain waivers or amendments from our lenders with respect to such financial ratios and covenants, or we may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, may affect our ability to comply with these covenants. We cannot assure you that we will meet these ratios or satisfy these covenants or that our lenders will waive any failure to do so or amend these requirements. A breach of any of the covenants in, or our inability to maintain the required financial ratios under, our credit facilities would prevent us from borrowing additional money under our credit facilities and could result in a default under our credit facilities. If a default occurs under our credit facilities, the lenders could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of our assets. Moreover, in connection with any waivers or amendments to our credit facilities that we may obtain, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing credit facilities. These restrictions may further restrict our ability to, among other things, pay dividends, repurchase our common shares, make capital expenditures, or incur additional indebtedness.

Furthermore, our debt agreements contain cross-default provisions that may be triggered if we default under the terms of any one of our financing agreements. In the event of default by us under one of our debt agreements, the lenders under our other debt agreements could determine that we are in default under such other financing agreements. Such cross defaults could result in the acceleration of the maturity of such debt under these agreements and the lenders thereunder may foreclose upon any collateral securing that debt, including our vessels, even if we were to subsequently cure such default. In the event of such acceleration or foreclosure, we might not have sufficient funds or other assets to satisfy all of our obligations, which would have a material adverse effect on our business, results of operations and financial condition.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

USE OF PROCEEDS

We intend to use the net proceeds of the sale of the Notes, which are expected to total approximately $                million after deducting underwriting discounts and commissions and estimated offering expenses (or approximately $                million if the underwriters exercise their option to purchase additional Notes in full), for general corporate purposes and working capital.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2020, on:

•	an actual basis;

•	an as adjusted basis to give effect to the following:

•

scheduled principal payments in the amount of $4.4 million under our secured credit facilities, $13.6 million under our sale and leaseback arrangements and $14.0 million under our lease arrangements which are being accounted for under IFRS 16—Leases;

•	the repayment of $53.8 million upon the maturity of our 6.75% Unsecured Senior Notes due 2020;

•	drawdowns of an aggregate of $4.6 million on our Hamburg Credit Facility and NIBC Credit Facility to partially finance the purchase and installation of scrubbers on three vessels; and

•	an as further adjusted basis to give effect to this offering and the application of the net proceeds therefrom.

There have been no other significant adjustments to our capitalization since March 31, 2020, as so adjusted.

The actual figures in this table are derived from, and should be read together with, our Report on Form 6-K, furnished to the Commission on May 6, 2020, which contains our unaudited financial results for the three months ended March 31, 2020, and our Report on Form 6-K, furnished to the Commission on May 26, 2020, which contains our unaudited condensed consolidated financial statements and the notes thereto for the three months ended March 31, 2020, each of which is incorporated by reference herein.

	As of March 31, 2020
In thousands of U.S. dollars	Actual	As adjusted	As further adjusted
Cash and cash equivalents (1)	$119,825	$38,625

Current debt:
Current portion of long-term debt (2)	263,889	206,746
Lease liability—sale and leasebacks (3)	122,599	109,002
Lease liability—IFRS 16	69,711	55,708

Non-current debt:
Long term debt (2)	968,914	972,458
Lease liability—sale and leasebacks (3)	1,165,025	1,165,025
Lease liability—IFRS 16	584,237	584,237

Total debt	$3,174,375	$3,093,176

Shareholders’ equity:
Share capital	650	650
Additional paid-in capital	2,844,419	2,844,419
Treasury shares	(467,057)	(467,057)
Accumulated deficit	(352,419)	(352,419)

Total shareholders’ equity	$2,025,593	$2,025,593

Total capitalization	$5,199,968	$5,118,769

(1)

Cash, as adjusted, does not include the impact of cash flows from operations from April 1, 2020 through the date of this prospectus. Among other activity, the table does not include approximately $67 million of pool distributions relating to March 2020 which were received during the first week of April 2020.

(2)

The current portion of long-term debt at March 31, 2020 is net of unamortized deferred financing fees of $1.4 million and the non-current portion of long-term debt is net of unamortized deferred financing fees of $8.3 million.

(3)

The current portion at March 31, 2020 was net of unamortized deferred financing fees of $0.7 million and the non-current portion was net of unamortized deferred financing fees of $6.7 million. Debt and Finance lease liabilities, as adjusted, does not reflect deferred financing fee activity from April 1, 2020 through May 26, 2020. This activity is estimated to be $1.0 million.

THE INTERNATIONAL OIL TANKER SHIPPING INDUSTRY

All the information and data presented in this section, including the analysis of the oil tanker shipping industry, has been provided by Drewry Shipping Consultants Ltd. (“Drewry”). The statistical and graphical information contained herein is drawn from Drewry’s database and other sources. According to Drewry: (i) certain information in Drewry’s database is derived from estimates or subjective judgments; (ii) the information in the databases of other maritime data collection agencies may differ from the information in Drewry’s database; and (iii) while Drewry has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

Oil Tanker Demand

In broad terms, demand for oil products traded by sea is primarily affected by global and regional economic conditions, as well as other factors such as changes in the location of productive capacity, and variations in regional prices. Demand for shipping capacity is a product of the physical quantity of the cargo (measured, depending on the cargo in terms of tons or cubic metrics), together with the distance the cargo is carried. Demand cycles move broadly in line with developments in the global economy, with growth rate of demand for products slowing significantly and becoming negative in some years in the period immediately after the onset of the global economic downturn in late 2008, before recovering gradually from 2011 with general improvement in the global macro-economic environment. Low crude prices between 2015 and 2017 induced greater consumption, which led to increased seaborne trade of crude oil as well as refined products. Growth in seaborne trade slowed in 2018 because of inventory drawdown in crude as well as refined products. In 2019, decline in seaborne trade was on account of lower refinery runs and weaker economic growth. Refineries underwent maintenance in 1H19 to prepare for LSFO and MGO demand related with IMO 2020 regulations on the control of Sulphur emission, while refinery runs were lower in 2H19 due to weaker economic growth.

The outbreak of coronavirus (COVID-19) at the beginning of 2020, which has since spread globally, is impacting the global economic growth and consequently demand for refined products trade. Strict lockdown imposed in many economic hubs and major cities of the world are severely affecting the seaborne trade of refined products and especially transportation fuels (diesel, gasoline and jet fuel). The impact of the weak domestic demand for refined products is reflected in refinery runs as many refinery and petrochemical plant owners around the globe have either drastically reduced their refinery throughput or have been forced to shut down their refineries. The contagion has not only hampered economic activity in major metropolitan cities of the world, but has also squeezed local demand for transportation fuels following travel restrictions and domestic flight cancellations.

In 2019, 3,404 million tons of crude oil, products and vegetable oils/chemicals were moved by sea. Of this, crude shipments constituted 2,071 million tons of cargo, products 1,034 million tons, with the balance made up of other bulk liquids, including vegetable oils, chemicals and associated products.

World Seaborne Tanker Trade

	Crude Oil		Refined Products		Veg Oils/Chemicals		Total
Year	Million tons	% Y-o-Y	Million tons	% Y-o-Y	Million tons	% Y-o-Y	Million tons	% Y-o-Y
2002	1,756	0.3%	519	0.3%	122	7.0%	2,396	0.6%
2003	1,860	5.9%	550	6.0%	129	5.9%	2,538	5.9%
2004	1,963	5.6%	599	8.8%	141	9.5%	2,703	6.5%
2005	1,994	1.6%	646	8.0%	156	10.5%	2,797	3.5%
2006	1,996	0.1%	677	4.7%	166	6.5%	2,839	1.5%
2007	2,008	0.6%	723	6.8%	176	5.9%	2,907	2.4%
2008	2,014	0.3%	765	5.8%	179	1.8%	2,957	1.7%
2009	1,928	(4.2)%	777	1.6%	202	12.9%	2,907	(1.7)%
2010	1,997	3.6%	810	4.3%	217	7.4%	3,024	4.0%
2011	1,941	(2.8)%	860	6.3%	228	5.1%	3,029	0.2%
2012	1,988	2.4%	859	(0.2)%	240	5.3%	3,087	1.9%
2013	1,920	(3.4)%	904	5.3%	252	5.1%	3,077	(0.3)%
2014	1,904	(0.9)%	914	1.1%	252	(0.1)%	3,070	(0.2)%
2015	1,974	3.7%	963	5.3%	266	5.4%	3,202	4.3%
2016	2,060	4.4%	999	3.8%	267	0.6%	3,327	3.9%
2017	2,121	2.9%	1,043	4.3%	283	5.8%	3,447	3.6%
2018	2,116	(0.2)%	1,055	1.1%	293	3.4%	3,463	0.5%
2019*	2,071	(2.1)%	1,034	(1.9)%	299	2.2%	3,404	(1.7)%
CAGR (2014-2019)	1.7%		2.5%		3.5%		2.1%
CAGR (2009-2019)	0.7%		2.9%		4.0%		1.6%

*	Provisional estimate

Source: GTIS, Drewry

The volume of oil moved by sea was affected by the economic recession in 2008 and 2009, but since then, renewed growth in the world economy and in oil demand has had a positive impact on seaborne trade. Oil demand has benefitted from economic growth in Asia, especially in China, where oil consumption increased by a compound average growth rate (CAGR) of 5.6% between 2009 and 2019 to touch 13.6 million barrels per day (mbpd). Low per capita oil consumption in developing countries, such as China and India, compared with the developed world provides scope for higher oil consumption in these economies. Conversely, oil consumption in developed OECD economies has been in decline for much of the last decade. However, in 2015, this trend was reversed for the United States (U.S.) and some European countries. This was primarily due to the positive impact of lower oil prices on demand for products such as gasoline. Oil demand in OECD economies increased at a CAGR of 0.8% from 45.8 mbpd in 2014 to 47.8 mbpd in 2019. Provisional data suggests oil demand of OECD America increased 1.5 mbpd during 2014-19 to reach 25.7 mbpd due to improved demand in the US, Canada and Mexico. Oil demand of OECD Europe remained flat at 14.2 mbpd, whereas demand in OECD Oceania dropped 0.5% to touch 7.9 mbpd during the year. Accordingly, oil consumption for OECD countries in 2019 was estimated at 47.8 mbpd. COVID-19 has adversely impacted global oil demand in the first half of 2020 following reduced economic activity.

World Oil Consumption: 1992-2019*

(Million bpd)

* Provisional estimate

Source: IEA, Drewry

Provisional estimates suggest that world oil demand in 2019 was 100.0 mbpd, an increase of 0.7% from 2018, and between 2009 and 2019, world oil demand grew at a CAGR of 1.6%. Global crude oil demand declined 4.9% yoy to 93.5 mbpd in the first quarter of 2020. In April, global crude demand declined by 25.2 mbpd as the impact of COVID-19 on global oil consumption became more pronounced.

Oil Product Exports & Imports

Products trades have received a boost in the last decade as a result of developments in E&P activity in the U.S. As a result of the development of shale oil deposits, domestic crude oil production increased at a CAGR of 9.5% between 2008 and 2015 to 9.4 mbpd. Horizontal drilling and hydraulic fracturing have triggered a shale oil revolution and rising crude oil production has also ensured the availability of cheaper feedstocks to local refineries. As a result, the U.S. has become a major net exporter of products.

Oil Product Exports—Major Growth Regions

(Million bpd)

Source: JODI, Drewry

In a short span of time, the U.S. has become the largest exporter of refined products in the world, with supplies from U.S. Gulf Coast terminals heading to most parts of the globe. By way of illustration, U.S. product exports to Latin America have grown 2.6x between 2009 and 2019 to 1.5 mbpd. Most of these exports were carried by MR product tankers, which constitute about 55% of global product tanker fleet capacity and have been the mainstay of seaborne trade in refined petroleum products. However, lower crude oil prices in 2015 and 2016 adversely impacted U.S. shale oil producers, and accordingly, crude production in the region was on the decline from May 2015 to September 2016. Nevertheless, the production cut by OPEC members from January 2017 came as a relief for domestic producers and U.S. crude production continued to increase; the U.S. became the largest crude producer in the world in September 2018. U.S. crude production increased at a CAGR of 6.6% during 2015-19 to 12.2 mbpd. U.S. crude oil production started declining in April 2020 following the sharp decline in crude oil prices amid weak global oil demand. U.S crude oil production declined 7.8% to 11.9 mbpd for the week ending May 1, 2020 compared with the week ending December 27, 2019.

The shift in the location of global oil production is also being accompanied by a shift in the location of global refinery capacity and throughput. In short, capacity and throughput are moving from the developed to the developing world. Between 2009 and 2019, total OECD refining throughput registered a marginal increase of 0.5% CAGR to 38.2 mbpd, largely as a result of cutbacks in OECD Europe. On the other hand, throughput in the OECD Americas in the same period grew at a CAGR of 0.9% to reach 19.2 mbpd. In 2019, refining throughput of OECD countries accounted for 46.4% of global refinery throughput.

Asia (excluding China) and the Middle East added over 0.55 mbpd of refinery capacity in 2018, a substantial part of which is destined for international markets, whereas there was no material change in refining capacity in OECD America and OECD Europe. Nearly 0.55 mbpd of new refining capacity in the Middle East and another 0.45 mbpd in Asia (excluding China) became available in 2019, taking the combined new refining capacity in the Middle East and Asia (excluding China) to 1.0 mbpd. China’s refining capacity increased by 1.1 mbpd in 2019. As a result of these developments, countries such as India, China and Saudi Arabia have consolidated their positions as major exporters of products. Export-oriented refineries in India and the Middle East, coupled with the closure of refining capacity in the developed world, have promoted long-haul shipments to cater to products demand.

Export-oriented refineries in India and the Middle East, coupled with the closure of refining capacity in the developed world, have promoted long-haul shipments to meet product demand.

Oil Product Imports—Major Growth Regions

(Million bpd)

Source: JODI, Drewry

Current Tanker Fleet

Crude oil is transported in uncoated vessels, which range upwards in size from 55,000 dwt. Products are carried predominantly in coated ships and include commodities such as gas oil, gasoline, jet fuel, kerosene and naphtha (often referred to as ‘clean products’), and fuel oil and vacuum gas oil (often referred to as ‘dirty products’). In addition, some product tankers are also able to carry bulk liquid chemicals and edible oils and fats if they have the appropriate International Maritime Organization (IMO) certification. These vessels are classified as product/chemical tankers, and as such, they represent a swing element in supply, having the ability to move between trades depending on market conditions. Clean petroleum products are therefore carried by non-IMO product tankers and IMO certified product/chemical tankers. IMO tankers will also carry, depending on their tank coatings, a range of other products including organic and inorganic bulk liquid chemicals, vegetable oils and animal fats and special products such as molasses.

The global tanker fleet expanded 5.6% yoy (based on capacity) in the last one year mainly supported by high deliveries and muted demolitions. As of May 1, 2020, the total oil tanker fleet (crude, products and product/chemical tankers) consisted of 5,225 ships with a combined capacity of 590.5 million dwt.

The Oil Tanker Fleet —May 1, 2020
Vessel Type	Deadweight (Dwt)	Number of Vessels	% of Fleet	Capacity (m Dwt )	% of Fleet
Crude Tankers (1)
VLCC/ULCC	200,000+	817	36.8	252.0	59.7
Suezmax	120-199,999	576	25.9	89.8	21.3
Aframax	80-119,999	669	30.1	73.0	17.3
Panamax	55-79,999	79	3.6	5.5	1.3
Handymax	40-54,999	17	0.8	0.7	0.2
Handy	25-39,999	9	0.4	0.3	0.1
Handy	10-24,999	56	2.5	0.9	0.2

Total Fleet		2,223	100.0	422.2	100.0

Product Tankers
Long Range 3 (LR3)	120-199,999	20	1.4	3.2	3.3
Long Range 2 (LR2)	80,000-119,999	378	26.1	41.5	43.0
Long Range 1 (LR1)	55-79,999	346	23.9	25.4	26.4
Medium Range 2 (MR2)	40-54,999	432	29.9	20.3	21.1
Medium Range 1 (MR1)	25-39,999	113	7.8	3.8	4.0
Handy	10-24,999	158	10.9	2.3	2.4

Total Fleet		1,447	100.0	96.5	100.0

Product/Chemical Tankers (2)
Long Range 3 (LR3)	120-199,999	0	0.0	0.0	0.0
Long Range 2 (LR2)	80,000-119,999	3	0.2	0.3	0.4
Long Range 1 (LR1)	55-79,999	32	2.1	2.4	3.3
Medium Range 2 (MR2)	40-54,999	1,190	76.5	57.6	80.3
Medium Range 1 (MR1)	25-39,999	293	18.8	10.9	15.2
Handy	10-24,999	37	2.4	0.6	0.8

Total Fleet		1,555	100.0	71.8	100.0

Product & Product/Chemical Fleet
Long Range 3 (LR3)	120-199,999	20	0.7	3.2	1.9
Long Range 2 (LR2)	80,000-119,999	381	12.7	41.8	24.8
Long Range 1 (LR1)	55-79,999	378	12.6	27.8	16.5
Medium Range 2 (MR2)	40-54,999	1,622	54.0	77.9	46.3
Medium Range 1 (MR1)	25-39,999	406	13.5	14.8	8.8
Handy	10-24,999	195	6.5	2.9	1.7

Total Fleet		3,002	100.0	168.3	100.0

Crude, Product and Product/Chemical Tanker Fleet
VLCC/ULCC	200,000+	817	15.6	252.0	42.7
Suezmax/LR3	120-199,999	596	11.4	93.0	15.7
Aframax/LR2	80-119,999	1,050	20.1	114.8	19.4
Panamax/LR1	55-79,999	457	8.7	33.3	5.6
Handy/Medium Range	40-54,999	1,639	31.4	78.7	13.3
Handy/Medium Range	25-39,999	415	7.9	15.1	2.6
Handy/Handymax	10-54,999	251	4.8	3.8	0.6

Total Fleet		5,225	100.0	590.5	100.0

(1)	Included shuttle tankers and tankers on storage duties
(2)	Excludes pure chemical tankers

Source: Drewry

The world product tanker fleet as on May 1, 2020, consisted of 3,002 vessels with a combined capacity of 168.3 million dwt. The breakdown of the fleet by type (crude, product and product/chemical) and by size, together with the orderbook for newbuilding tankers as on May 1, 2020, is illustrated in the table below.

The World Tanker Orderbook—May 1, 2020
Vessel Type	Deadweight	Orderbook		Orderbook % Fleet		2020		2021		2022		2023
	(Dwt)	No	m Dwt	No	Dwt	No	m Dwt	No	m Dwt	No	m Dwt	No	m Dwt
Crude Tankers (1)
VLCC/ULCC	200,000+	61	18.7	7.5	7.4	26	8.0	28	8.6	7	2.1	0	0.0
Suezmax	120-199,999	66	10.2	11.5	11.4	25	3.8	24	3.8	17	2.6	0	0.0
Aframax	80-119,999	49	5.5	7.3	7.6	8	0.9	32	3.6	9	1.0	0	0.0
Panamax	55-79,999	8	0.6	10.1	10.1	6	0.4	1	0.1	1	0.1	0	0.0
Handymax	40-54,999	0	0.0	0.0	0.0	0	0.0	0	0.0	0	0.0	0	0.0
Handy	25-39,999	0	0.0	0.0	0.0	0	0.0	0	0.0	0	0.0	0	0.0
Handy	10-24,999	0	0.0	0.0	0.0	0	0.0	0	0.0	0	0.0	0	0.0

Total Fleet		184	35.0	8.3	8.3	65	13.1	85	16.1	34	5.8	0	0.0

Product Tankers
Long Range 3 (LR3)	120-199,999	12	1.4	60.0	45.6	0	0.0	0	0.0	6	0.7	6	0.7
Long Range 2 (LR2)	80,000-119,999	36	4.0	9.5	9.5	10	1.1	20	2.2	6	0.7	0	0.0
Long Range 1 (LR1)	55-79,999	2	0.2	0.6	0.6	2	0.2	0	0.0	0	0.0	0	0.0
Medium Range 2 (MR2)	40-54,999	28	1.4	6.5	6.9	7	0.3	10	0.5	9	0.5	2	0.1
Medium Range 1 (MR1)	25-39,999	0	0.0	0.0	0.0	0	0.0	0	0.0	0	0.0	0	0.0
Handy	10-24,999	3	0.1	1.9	2.8	1	0.0	2	0.0	0	0.0	0	0.0

Total Fleet		81	7.0	5.6	7.3	20	1.6	32	2.8	21	1.9	8	0.8

Product/Chemical Tankers (2)
Long Range 3 (LR3)	120-199,999	0	0.0	0.0	0.0	0	0.0	0	0.0	0	0.0	0	0.0
Long Range 2 (LR2)	80,000-119,999	0	0.0	0.0	0.0	0	0.0	0	0.0	0	0.0	0	0.0
Long Range 1 (LR1)	55-79,999	1	0.1	3.1	3.3	1	0.1	0	0.0	0	0.0	0	0.0
Medium Range 2 (MR2)	40-54,999	91	4.5	7.6	7.9	41	2.0	45	2.2	5	0.2	0	0.0
Medium Range 1 (MR1)	25-39,999	26	0.8	8.9	7.4	11	0.3	10	0.3	5	0.2	0	0.0
Handy	10-24,999	1	0.0	2.7	4.3	1	0.0	0	0.0	0	0.0	0	0.0

Total Fleet		119	5.4	7.7	7.6	54	2.5	55	2.6	10	0.4	0	0.0

Product & Product/Chemical Fleet
Long Range 3 (LR3)	120-199,999	12	1.4	60.0	45.6	0	0.0	0	0.0	6	0.7	6	0.7
Long Range 2 (LR2)	80,000-119,999	36	4.0	9.4	9.5	10	1.1	20	2.2	6	0.7	0	0.0
Long Range 1 (LR1)	55-79,999	3	0.2	0.8	0.8	3	0.2	0	0.0	0	0.0	0	0.0
Medium Range 2 (MR2)	40-54,999	119	5.9	7.3	7.6	48	2.4	55	2.8	14	0.7	2	0.1
Medium Range 1 (MR1)	25-39,999	26	0.8	6.4	5.5	11	0.3	10	0.3	5	0.2	0	0.0
Handy	10-24,999	4	0.1	2.1	3.1	2	0.0	2	0.0	0	0.0	0	0.0

Total Fleet		200	12.5	6.7	7.4	74	4.0	87	5.3	31	2.3	8	0.8

Crude, Product and Product/Chemical Tanker Fleet
VLCC/ULCC	200,000+	61	18.7	7.5	7.4	26	8.0	28	8.6	7	2.1	0	0.0
Suezmax/LR3	120-199,999	78	11.6	13.1	12.5	25	3.8	24	3.8	23	3.3	6	0.7
Aframax/LR2	80-119,999	85	9.5	8.1	8.3	18	1.9	52	5.9	15	1.7	0	0.0
Panamax/LR1	55-79,999	11	0.8	2.4	2.4	9	0.6	1	0.1	1	0.1	0	0.0
Handy/Medium Range	40-54,999	119	5.9	7.3	7.6	48	2.4	55	2.8	14	0.7	2	0.1
Handy/Medium Range	25-39,999	26	0.8	6.3	5.4	11	0.3	10	0.3	5	0.2	0	0.0
Handy/Handymax	10-54,999	4	0.1	1.6	2.4	2	0.0	2	0.0	0	0.0	0	0.0

Total Fleet		384	47.4	7.3	8.0	139	17.2	172	21.4	65	8.0	8	0.8

(1)	Included shuttle tankers and tankers on storage duties
(2)	Excludes pure chemical tankers

Source: Drewry

As of May 1, 2020, the orderbook for product and product/chemical tankers for vessels above 10,000 dwt comprised 200 vessels with a combined capacity of 12.5 million dwt, equivalent to 7.4% of the existing fleet in capacity terms. Based on the total orderbook and scheduled deliveries, nearly 4.0 million dwt is expected to be delivered in the remaining months of 2020, followed by 5.3 million dwt in 2021 and the remaining 3.1 million dwt in 2022 and succeeding years. In recent years, however, the orderbook has been affected by the non-delivery of vessels (sometimes referred to as ‘slippage’). Some of this slippage resulted from delays, either through mutual agreement or through shipyard problems, while some were due to vessel cancellations. Slippage is likely to remain an issue going forward, and as such, it will have a moderating effect on growth in the product tanker fleet over the next three years. In 2020, disruption in yard operations in Asian countries due to the outbreak of COVID-19 might lead to increased slippage.

Two other important factors are likely to affect product tanker supply in the future. The first is the requirement to retrofit Ballast Water Management Systems (BWTS) to existing vessels. In February 2004, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments. The IMO Ballast Water Management (BWM) Convention contains an environmentally protective numeric standard for the treatment of a ship’s ballast water before it is discharged. This standard, detailed in Regulation ‘D-2’ of the BWM Convention, sets out the numbers of organisms allowed in specific volumes of treated discharge water. The IMO ‘D-2’ standard is also the standard that has been adopted by the U.S. Coast Guard’s ballast water regulations and the U.S. EPA’s Vessel General Permit. The BWM Convention also contains an implementation schedule for the installation of IMO member state type approved treatment systems in existing ships and in new vessels, requirements for the development of vessel ballast water management plans, requirements for the safe removal of sediments from ballast tanks, and guidelines for the testing and type approval of ballast water treatment technologies. In July 2017, the IMO extended the regulatory requirement of compliance to the BWM Convention from September 8, 2017 to September 8, 2019. Vessels trading internationally will have to comply with the BWM Convention upon their next special survey after that date. As an example for an LR2 tanker, the estimated retrofit cost could be in the range of US$1.3 to US$1.8 million per vessel, including labour. Expenditure of this kind has become another factor impacting the decision to scrap older vessels after BWM Convention came into force in 2019.

The second factor that is likely to impact future vessel supply is the drive to control sulphur emission from ships. Heavy fuel oil (HFO) has been the main fuel of the shipping industry for many years. It is relatively inexpensive and widely available, but it is ‘dirty’ from an environmental point of view. The sulfur content of HFO consumed by ships has been about 3.5% until the end of 2019. It is the reason that maritime shipping accounts for 8% of global emissions of sulfur dioxide (SO2), an important source for acid rain, as well as respiratory diseases. In some port cities, such as Hong Kong, shipping is the largest single source of SO2 emissions, as well as emissions of particulate matter (PM), which are directly tied to the sulfur content of the fuel. One estimate suggests that PM emissions from maritime shipping led to 87,000 premature deaths worldwide in 2012.

The IMO, the governing body of international shipping, has made a decisive effort to diversify the industry away from HFO into cleaner fuels with less harmful effects on the environment and human health. Effective in 2015, ships operating within the Emission Control Areas (ECAs) covering the Economic Exclusive Zone of North America, the Baltic Sea, the North Sea, and the English Channel are required to use marine gas oil with allowable sulfur content up to 0.1%.

In order to reduce the emission of air pollutants from ships in key areas of China, the Ministry of Transport issued stricter emission control area regulations in their territorial waters. Beginning on 1 January 2020, ships entering inland waterways, including the Yangtze River and Xijiang River have to adhere to a strict requirement of 0.1% sulphur content. From 1 January 2022, ships will be required to comply with the 0.1% sulphur content requirement when entering the Hainan coastal ECA. In the meantime, China is considering adopting more stringent emission control requirements, such as to implement the 0.1% sulphur content limit requirement in all coastal waters beginning 1 January 2025.

The IMO implemented the emission control regulation globally with effect from January 1, 2020. It stipulates that ships sailing outside ECAs will switch to an alternative fuel with permitted sulphur content up to 0.5% or will retrofit scrubbers in order to reduce emissions. This has created demand for Very Low Sulphur Fuel Oil (VLSFO) with 0.5% sulphur content. The price of low sulphur fuel oil is considerably higher compared to HFO with 3.5% sulphur content. Some owners of large vessels have also opted for scrubber retrofitting on existing ships. As such the emission regulation may be another factor hastening the eventual demolition of older ships. Within the context of the wider market, increased vessel scrapping is a positive development as it helps to counterbalance new ship deliveries and moderates fleet growth.

The price of compliant fuel was initially higher because of limited availability. In January, the price differential between HSFO (3.5%) and VLSFO (0.5%) ranged between US$145 per ton and US$320 per ton depending on the bunkering location. However, the price difference between HSFO and LSFO narrowed between US$41 per ton and US$68 per ton in April 2020 with improvement in LSFO supply and weakening demand. Bunker fuel prices for both HSFO and LSFO have declined amid the COVID-19 crisis on account of weak crude oil prices and lackluster demand. The improvement in LSFO supply coupled with weak demand has made the switch to IMO-compliant fuel smooth without any major disruption. A dramatic change in the bunker price outlook has hampered the prospects of scrubber fitment as the premium of LSFO prices over HSFO prices has declined drastically.

As of May 1, 2020, 26.0% of the existing tanker fleet based on capacity (includes crude, product and product/chemical Tanker Fleet) are either already fitted with scrubbers or are awaiting scrubber retrofit. VLCC/ULCC constitutes the largest proportion with 33.3%, followed by Suezmax/LR3 (23.2%) and Aframax/LR2 (18.5%). Altogether, 153.5 mdwt (918 vessels) of tanker capacity have either scrubber installed on them or will have scrubber retrofitted in coming years. Vessels moving out of trade to retrofit scrubbers impede supply growth and support freight rates.

In addition to recently implemented ballast water and emission control regulation, the IMO has been devising strategies to reduce greenhouse gases and carbon emissions from ships. According to the latest announcement, the IMO plans to initiate measures to reduce CO2 emissions by at least 40% by 2030 and 70% by 2050 from the levels in 2008. It also plans to introduce measures to reduce GHG emissions by 50% by 2050 from 2008 levels. These are likely to be achieved by setting energy efficiency requirements and encouraging ship owners to use alternative fuels such as biofuels, and electro-/synthetic fuels such as hydrogen or ammonia. It may include limiting speed of the ships. Currently there is an uncertainty with regard to exact measures the IMO will undertake to achieve these targets. This uncertainty is deterring ship owners from ordering newbuild vessels as these vessels may have high environmental compliance cost in future.

The Oil Tanker Freight Market

Tanker charter hire rates and vessel values for all tankers are influenced by the supply-demand dynamics of the tanker market. Also, in general terms, time charter rates are less volatile than spot rates as they reflect the fact that the vessel is fixed for a longer period of time. In the spot market, rates will reflect the immediate underlying conditions in vessel supply and demand, and are thus prone to more volatility. The trend in spot rates since 2002 for the main vessel classes is shown in the table below.

Crude Tanker—Spot (TCE) Rates: 2002-2020*

(US$/Day)

Year	Caribs USAC 40-70,000 DWT	NW Europe NW Europe 70-100,000 DWT	West Africa Caribs/USES 150-160,000 DWT	AG Japan 280-300,000 DWT
2002	16,567	22,800	19,325	21,667
2003	28,833	41,883	37,367	49,342
2004	42,158	55,408	64,792	95,258
2005	34,933	57,517	40,883	59,125
2006	28,792	47,067	40,142	51,142
2007	30,100	41,975	35,392	45,475
2008	36,992	56,408	52,650	89,300
2009	13,450	19,883	20,242	29,483
2010	17,950	27,825	19,658	40,408
2011	8,817	10,500	12,758	8,700
2012	12,408	9,100	14,275	12,275
2013	13,475	11,427	13,308	12,325
2014	21,383	23,360	23,567	24,625
2015	23,725	37,509	38,350	67,928
2016	13,133	24,333	21,592	42,183
2017	8,942	7,643	11,255	22,617
2018	7,696	8,646	10,656	20,730
2019	17,892	23,041	23,025	42,275
Jan-20	62,400	42,792	35,900	63,500
Feb-20	30,900	25,193	24,800	16,500
Mar-20	36,000	42,911	59,600	219,900
Apr-20	38,900	69,081	76,300	293,100

*	Up to April 2020

Source: Drewry, Note – These rates do not account for vessel triangulation

Product Tanker—Spot (TCE) Rates: 2011-2020*

(US$/Day)

Year	Baltic UK Continent 25-39,999 DWT	UKC USAC 40-54,999 DWT	Arabian Gulf Japan 55-79,999 DWT	Arabian Gulf Japan 80-119,000 DWT
2011	NA	9,720	3,723	7,528
2012	NA	8,064	6,379	8,106
2013	NA	9,474	7,576	8,505
2014	NA	9,435	10,523	14,163
2015	NA	18,769	23,685	28,783
2016	NA	8,508	12,290	15,006
2017	8,966	7,442	7,225	7,936
2018	8,367	6,196	8,002	9,411
2019	11,777	8,337	14,923	17,974
Jan-20	18,432	15,980	12,260	15,806
Feb-20	21,395	16,141	9,854	11,604
Mar-20	22,813	23,343	28,628	40,391
Apr-20	36,409	38,367	70,352	102,203

*	Up to April 2020, NA implies not available

Source: Baltic, Drewry, Note – These rates do not account for vessel triangulation

After a period of favorable market conditions between 2004 and 2008, demand for products fell as the world economy went into recession in the latter half of 2008 and there was a negative impact on product tanker demand. With supply at the same time increasing at a fast pace, falling utilization levels pushed tanker freight rates downwards in 2009. A modest recovery took place in the early part of 2010, but this was short-lived and rates started to fall once more in mid-2012 before rebounding in 2014.

Freight rates in the tanker sector started to improve in the second half of 2014 as result of low growth in vessel supply and rising vessel demand. In the products sector, a number of factors combined to push up rates, including:

•	Increased trade due to higher stocking activity and improved demand for oil products

•	Longer voyage distances because of refining capacity additions in Asia

•	Product tankers also carrying crude encouraged by firm freight rates for dirty tankers

•	Lower bunker prices contributing to higher net earnings

Freight rates remained firm throughout 2015 and in the first half of 2016, leading to greater revenue and improved profitability for ship-owners. However, in the second half of 2016, tanker freight rates declined sharply as a result of the increased tanker supply outweighing the demand for tankers. A spate of newbuilding deliveries in 2017 aggravated the situation further for ship-owners and the average one-year spot charter rate declined further. The situation worsened further and TCE rates were below breakeven rates on key routes for the first nine months of 2018. However, towards end-2018, the vessel earnings began to improve as supply growth was moderating in the wake of record high demolitions and reduced new vessel ordering. Increase in product tanker freight rates in 2019 was driven by slow fleet growth and a spike in diesel trade before IMO 2020 regulations came into effect on 1 January 2020. Product tanker freight rates surged to multi-year highs on trickle-down effect from crude tanker market in October 2019 as well as US sanctions on Cosco Shipping Tanker (Dalian) Co, geopolitical tensions and tight supply resulted.

With COVID-19 spreading globally, the weak demand for refinery products has led to an increase in both onshore and offshore stocking activity, with IEA expecting refined products storage to be around 6 mbpd. Increasing use of product tankers as storage facilities coupled with global port congestions have resulted in a surge in product tanker rates in March and April 2020. As of April 2020, we expect 6 mdwt of non-IMO coated tankers comprising nearly 6.2% of the product tanker fleet is being used for offshore storage.

Oil Tanker Newbuilding Prices

Newbuilding prices increased significantly between 2003 and 2007 primarily as a result of increased tanker demand and limited shipbuilding capacity. Thereafter, prices weakened in the face of a poor freight market and lower levels of new ordering. In late 2013, prices started to recover and they continued to edge up slowly during 2014 before falling marginally in late 2015. Moreover, newbuilding prices fell further in 2016 because of excess capacity available at shipyards, accompanied with low steel prices. New orders declined on account of diminishing earnings potential of oil tankers, and mandatory compliance to Tier III emission for ships ordered on or after January 1, 2016, as well as owners’ limited access to cost-effective capital.

Newbuild prices remained stable throughout 2017. However, asset values of newbuilds increased in the range of 3-13% in 2019 primarily on the back of optimism about a recovery in the tanker market. In 2019, newbuilding prices benefited from the increase charter rates across vessel classes.

Oil Tankers: Newbuilding Prices: 2002-2020†

(In millions of U.S. Dollars)

Year End	37,000* DWT	50,000* DWT	75,000* DWT	110,000* DWT	75,000# DWT	110,000# DWT	160,000# DWT	300,000# DWT
2002	24.5	26.5	33.0	38.0	31.0	36.0	44.0	66.0
2003	28.5	30.5	36.5	42.0	34.5	40.0	52.0	73.0
2004	34.0	39.0	43.0	59.0	41.0	57.0	68.0	105.0
2005	37.5	42.0	45.0	61.0	43.0	59.0	71.0	120.0
2006	40.5	47.5	52.0	67.0	50.0	65.0	78.0	128.0
2007	46.0	54.0	66.0	80.0	64.0	78.0	90.0	146.0
2008	40.0	46.5	59.0	73.5	57.0	71.5	87.0	142.0
2009	31.0	36.0	44.5	54.0	42.5	52.0	62.0	101.0
2010	33.0	36.0	48.0	59.0	44.6	57.0	67.0	105.0
2011	31.5	36.0	46.0	54.8	44.6	52.8	61.7	99.0
2012	30.0	33.0	44.0	50.0	42.4	48.0	56.5	92.0
2013	31.0	35.0	45.0	53.5	42.1	51.5	59.0	93.5
2014	33.0	37.0	47.5	56.0	44.9	54.0	65.0	97.0
2015	32.0	35.5	47.0	53.5	45.0	51.5	63.0	94.0
2016	30.0	32.0	41.0	47.0	39.0	45.0	54.0	83.0
2017	31.0	33.0	41.0	46.0	38.2	44.0	55.0	81.0
2018	31.4	35.3	41.4	48.8	40.8	46.8	58.7	88.0
2019	32.0	36.0	45.0	51.0	43.0	49.0	61.0	92.7
Jan-20	32.0	36.0	45.0	51.0	43.0	49.0	61.0	92.0
Feb-20	32.0	36.0	45.0	51.0	43.0	49.0	61.0	92.0
Mar-20	32.0	36.0	45.0	51.0	43.0	49.0	61.0	92.0
Apr-20	32.0	36.0	45.0	51.0	43.0	49.0	61.0	92.0
Long-term average	32.7	36.7	45.3	54.4	43.2	52.4	63.2	98.9

Note: * Coated tankers, # Uncoated tankers

†	Up to April 2020

Source: Drewry

Second-hand Prices

Second-hand values primarily, albeit with a lag, reflect prevailing and expected charter rates. During extended periods of high charter rates, vessel values tend to appreciate and vice versa. However, vessel values are also influenced by other factors, including the age and shipyard of the vessel. Prices for young vessels, those about up to five-years old, are also influenced by newbuilding prices, while prices for old vessels, near the end of their useful economic life, those around at or in excess of 25 years, are influenced by the value of scrap steel.

The table below illustrates the movements of prices for second-hand oil tankers from 2002 to 2019. In late 2013, prices for all modern tankers increased as a result of improvement in freight rates and positive market sentiment, and further gains were recorded in 2014 and 2015. However, in 2016, second-hand prices saw a double-digit decline on account of weakening freight rates. For illustration, the second-hand price of a five-year old LR vessel of 95,000 dwt capacity fell 35% from US$46 million in 2015 to US$30 million in 2016. However, the market saw increased demand for modern second-hand vessels in the last two years, in anticipation of a recovery in the freight market and buyers trying to take advantage of historically low asset prices. As such, second-hand modern product tanker prices increased in the range of 3 to 10% in 2018. For example, the second-hand price of a five-year old LR2 inched up US$2.0 million between January 2018 and December 2018. Second-hand prices of crude and product tankers increased steeply in 2019 in tandem with a surge in charter rates. With the surge in product tanker and crude tanker freight rates due to higher demand for floating storage driven by the pandemic, second-hand prices of product and crude tankers increased between 5.4% and 14.7% in April 2020 compared to the average second-hand prices in full-year 2019.

Oil Tanker Second-hand Prices for 5 year old vessels: 2002-2020†

(In millions of U.S. Dollars)

Year End	37,000* DWT	45,000* DWT	75,000* DWT	95,000* DWT	75,000# DWT	95,000# DWT	150,000# DWT	300,000# DWT
2002	15.5	21.5	23.0	31.5	21.0	29.5	39.0	55.0
2003	24.5	29.5	26.0	39.0	24.0	37.0	47.0	70.0
2004	36.0	42.0	40.0	59.0	38.0	57.0	73.0	112.0
2005	40.0	45.5	48.5	60.0	46.5	58.0	75.0	110.0
2006	40.0	47.5	50.0	65.0	48.0	63.0	77.0	115.0
2007	40.0	52.0	61.0	70.5	59.0	68.5	87.0	130.0
2008	36.0	42.0	48.0	57.0	46.0	55.0	77.0	110.0
2009	21.0	24.0	34.5	40.0	32.5	38.0	53.0	77.5
2010	21.5	24.0	37.0	44.0	35.0	42.0	58.0	85.5
2011	24.0	27.0	34.0	35.5	32.0	33.5	45.5	58.0
2012	21.0	24.0	27.0	29.5	25.0	27.5	40.0	57.0
2013	25.0	29.0	33.0	35.0	31.0	33.0	42.0	60.0
2014	23.0	24.0	35.5	44.0	33.5	42.0	57.0	76.0
2015	26.0	27.0	38.0	48.0	36.0	46.0	60.0	80.0
2016	20.0	22.0	30.0	32.0	28.0	30.0	42.0	60.0
2017	21.0	24.0	29.0	32.0	27.0	30.0	40.0	62.0
2018	23.0	27.0	31.0	34.0	29.0	32.0	44.0	64.0
2019	24.7	28.8	33.2	39.5	31.2	37.5	49.7	70.8
Jan-20	25.0	30.0	34.0	43.0	32.0	41.0	53.0	75.0
Feb-20	25.0	30.0	34.0	43.0	32.0	41.0	53.0	74.0
Mar-20	26.0	31.0	34.0	44.0	32.0	42.0	53.0	76.0
Apr-20	26.0	31.0	35.0	44.0	33.0	43.0	53.0	77.0
Long-term average	26.3	30.8	36.1	43.8	34.1	41.8	55.1	79.8

Note: * Coated tankers, # Uncoated tankers

†	Up to April 2020

Source: Drewry

BUSINESS

We provide seaborne transportation of refined petroleum products worldwide. As of May 22, 2020, our fleet consisted of 137 wholly owned, finance leased or bareboat chartered-in tankers (42 LR2, 12 LR1, 62 MR and 21 Handymax) with a weighted average age of approximately 4.6 years, and a leasehold interest of an MR under construction, which we refer to collectively as our Operating Fleet.

History and Development of the Company

Scorpio Tankers Inc. was incorporated in the Republic of the Marshall Islands pursuant to the BCA on July 1, 2009. We began our operations in October 2009 with three vessels and in April 2010, we completed our initial public offering and our common stock commenced trading on the New York Stock Exchange, or NYSE, under the symbol “STNG.”

Our principal executive offices are located at 9, Boulevard Charles III, Monaco 98000 and our telephone number at that address is +377-9798-5716. The Commission maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the Commission’s website is http://www.sec.gov. The address of the Company’s website is http://www.scorpiotankers.com. None of the information contained on these websites is incorporated into or forms a part of this prospectus.

Our Fleet

The following table sets forth certain information regarding our Operating Fleet as of May 22, 2020:

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Scrubber
	Owned, finance leased or bareboat chartered-in vessels
1	STI Brixton	2014	38,734	1A	SHTP (1)	Handymax	N/A
2	STI Comandante	2014	38,734	1A	SHTP (1)	Handymax	N/A
3	STI Pimlico	2014	38,734	1A	SHTP (1)	Handymax	N/A
4	STI Hackney	2014	38,734	1A	SHTP (1)	Handymax	N/A
5	STI Acton	2014	38,734	1A	SHTP (1)	Handymax	N/A
6	STI Fulham	2014	38,734	1A	SHTP (1)	Handymax	N/A
7	STI Camden	2014	38,734	1A	SHTP (1)	Handymax	N/A
8	STI Battersea	2014	38,734	1A	SHTP (1)	Handymax	N/A
9	STI Wembley	2014	38,734	1A	SHTP (1)	Handymax	N/A
10	STI Finchley	2014	38,734	1A	SHTP (1)	Handymax	N/A
11	STI Clapham	2014	38,734	1A	SHTP (1)	Handymax	N/A
12	STI Poplar	2014	38,734	1A	SHTP (1)	Handymax	N/A
13	STI Hammersmith	2015	38,734	1A	SHTP (1)	Handymax	N/A
14	STI Rotherhithe	2015	38,734	1A	SHTP (1)	Handymax	N/A
15	STI Amber	2012	49,990	—	SMRP (2)	MR	Not Yet Installed
16	STI Topaz	2012	49,990	—	SMRP (2)	MR	Not Yet Installed
17	STI Ruby	2012	49,990	—	SMRP (2)	MR	Not Yet Installed
18	STI Garnet	2012	49,990	—	SMRP (2)	MR	Not Yet Installed
19	STI Onyx	2012	49,990	—	SMRP (2)	MR	Not Yet Installed
20	STI Fontvieille	2013	49,990	—	SMRP (2)	MR	Not Yet Installed
21	STI Ville	2013	49,990	—	SMRP (2)	MR	Not Yet Installed
22	STI Duchessa	2014	49,990	—	SMRP (2)	MR	Not Yet Installed
23	STI Opera	2014	49,990	—	SMRP (2)	MR	Not Yet Installed
24	STI Texas City	2014	49,990	—	SMRP (2)	MR	Yes
25	STI Meraux	2014	49,990	—	SMRP (2)	MR	Yes
26	STI San Antonio	2014	49,990	—	SMRP (2)	MR	Yes

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Scrubber
27	STI Venere	2014	49,990	—	SMRP (2)	MR	Yes
28	STI Virtus	2014	49,990	—	SMRP (2)	MR	Yes
29	STI Aqua	2014	49,990	—	SMRP (2)	MR	Yes
30	STI Dama	2014	49,990	—	SMRP (2)	MR	Yes
31	STI Benicia	2014	49,990	—	SMRP (2)	MR	Yes
32	STI Regina	2014	49,990	—	SMRP (2)	MR	Yes
33	STI St Charles	2014	49,990	—	SMRP (2)	MR	Yes
34	STI Mayfair	2014	49,990	—	SMRP (2)	MR	Yes
35	STI Yorkville	2014	49,990	—	SMRP (2)	MR	Yes
36	STI Milwaukee	2014	49,990	—	SMRP (2)	MR	Yes
37	STI Battery	2014	49,990	—	SMRP (2)	MR	Yes
38	STI Soho	2014	49,990	—	SMRP (2)	MR	Yes
39	STI Memphis	2014	49,990	—	SMRP (2)	MR	Yes
40	STI Tribeca	2015	49,990	—	SMRP (2)	MR	Yes
41	STI Gramercy	2015	49,990	—	SMRP (2)	MR	Yes
42	STI Bronx	2015	49,990	—	SMRP (2)	MR	Yes
43	STI Pontiac	2015	49,990	—	SMRP (2)	MR	Yes
44	STI Manhattan	2015	49,990	—	SMRP (2)	MR	Yes
45	STI Queens	2015	49,990	—	SMRP (2)	MR	Yes
46	STI Osceola	2015	49,990	—	SMRP (2)	MR	Yes
47	STI Notting Hill	2015	49,687	1B	SMRP (2)	MR	Not Yet Installed
48	STI Seneca	2015	49,990	—	SMRP (2)	MR	Yes
49	STI Westminster	2015	49,687	1B	SMRP (2)	MR	Not Yet Installed
50	STI Brooklyn	2015	49,990	—	SMRP (2)	MR	Not Yet Installed
51	STI Black Hawk	2015	49,990	—	SMRP (2)	MR	Not Yet Installed
52	STI Galata	2017	49,990	—	SMRP (2)	MR	Yes
53	STI Bosphorus	2017	49,990	—	SMRP (2)	MR	Not Yet Installed
54	STI Leblon	2017	49,990	—	SMRP (2)	MR	Not Yet Installed
55	STI La Boca	2017	49,990	—	SMRP (2)	MR	Yes
56	STI San Telmo	2017	49,990	1B	SMRP (2)	MR	Not Yet Installed
57	STI Donald C Trauscht	2017	49,990	1B	SMRP (2)	MR	Not Yet Installed
58	STI Esles II	2018	49,990	1B	SMRP (2)	MR	Not Yet Installed
59	STI Jardins	2018	49,990	1B	SMRP (2)	MR	Not Yet Installed
60	STI Magic	2019	50,000	—	SMRP (2)	MR	Yes
61	STI Majestic	2019	50,000	—	SMRP (2)	MR	Yes
62	STI Mystery	2019	50,000	—	SMRP (2)	MR	Yes
63	STI Marvel	2019	50,000	—	SMRP (2)	MR	Yes
64	STI Magnetic	2019	50,000	—	SMRP (2)	MR	Yes
65	STI Millennia	2019	50,000	—	SMRP (2)	MR	Yes
66	STI Master	2019	50,000	—	SMRP (2)	MR	Yes
67	STI Mythic	2019	50,000	—	SMRP (2)	MR	Yes
68	STI Marshall	2019	50,000	—	SMRP (2)	MR	Yes
69	STI Modest	2019	50,000	—	SMRP (2)	MR	Yes
70	STI Maverick	2019	50,000	—	SMRP (2)	MR	Yes
71	STI Miracle	2020	50,000	—	SMRP (2)	MR	Yes
72	STI Maestro	2020	50,000	—	SMRP (2)	MR	Yes
73	STI Mighty	2020	50,000	—	SMRP (2)	MR	Yes
74	STI Excel	2015	74,000	—	SLR1P (3)	LR1	Not Yet Installed
75	STI Excelsior	2016	74,000	—	SLR1P (3)	LR1	Not Yet Installed
76	STI Expedite	2016	74,000	—	SLR1P (3)	LR1	Not Yet Installed

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Scrubber
77	STI Exceed	2016	74,000	—	SLR1P (3)	LR1	Not Yet Installed
78	STI Executive	2016	74,000	—	SLR1P (3)	LR1	Yes
79	STI Excellence	2016	74,000	—	SLR1P (3)	LR1	Yes
80	STI Experience	2016	74,000	—	SLR1P (3)	LR1	Not Yet Installed
81	STI Express	2016	74,000	—	SLR1P (3)	LR1	Yes
82	STI Precision	2016	74,000	—	SLR1P (3)	LR1	Not Yet Installed
83	STI Prestige	2016	74,000	—	SLR1P (3)	LR1	Yes
84	STI Pride	2016	74,000	—	SLR1P (3)	LR1	Yes
85	STI Providence	2016	74,000	—	SLR1P (3)	LR1	Yes
86	STI Elysees	2014	109,999	—	SLR2P (4)	LR2	Yes
87	STI Madison	2014	109,999	—	SLR2P (4)	LR2	Yes
88	STI Park	2014	109,999	—	SLR2P (4)	LR2	Yes
89	STI Orchard	2014	109,999	—	SLR2P (4)	LR2	Yes
90	STI Sloane	2014	109,999	—	SLR2P (4)	LR2	Yes
91	STI Broadway	2014	109,999	—	SLR2P (4)	LR2	Yes
92	STI Condotti	2014	109,999	—	SLR2P (4)	LR2	Yes
93	STI Rose	2015	109,999	—	SLR2P (4)	LR2	Yes
94	STI Veneto	2015	109,999	—	SLR2P (4)	LR2	Yes
95	STI Alexis	2015	109,999	—	SLR2P (4)	LR2	Yes
96	STI Winnie	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
97	STI Oxford	2015	109,999	—	SLR2P (4)	LR2	Yes
98	STI Lauren	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
99	STI Connaught	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
100	STI Spiga	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
101	STI Savile Row	2015	109,999	—	SLR2P (4)	LR2	Yes
102	STI Kingsway	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
103	STI Carnaby	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
104	STI Solidarity	2015	109,999	—	SLR2P (4)	LR2	Not Yet Installed
105	STI Lombard	2015	109,999	—	SLR2P (4)	LR2	Yes
106	STI Grace	2016	109,999	—	SLR2P (4)	LR2	Not Yet Installed
107	STI Jermyn	2016	109,999	—	SLR2P (4)	LR2	Not Yet Installed
108	STI Sanctity	2016	109,999	—	SLR2P (4)	LR2	Yes
109	STI Solace	2016	109,999	—	SLR2P (4)	LR2	Yes
110	STI Stability	2016	109,999	—	SLR2P (4)	LR2	Not Yet Installed
111	STI Steadfast	2016	109,999	—	SLR2P (4)	LR2	Yes
112	STI Supreme	2016	109,999	—	SLR2P (4)	LR2	Not Yet Installed
113	STI Symphony	2016	109,999	—	SLR2P (4)	LR2	Yes
114	STI Gallantry	2016	113,000	—	SLR2P (4)	LR2	Yes
115	STI Goal	2016	113,000	—	SLR2P (4)	LR2	Yes
116	STI Nautilus	2016	113,000	—	SLR2P (4)	LR2	Yes
117	STI Guard	2016	113,000	—	SLR2P (4)	LR2	Yes
118	STI Guide	2016	113,000	—	SLR2P (4)	LR2	Yes
119	STI Selatar	2017	109,999	—	SLR2P (4)	LR2	Not Yet Installed
120	STI Rambla	2017	109,999	—	SLR2P (4)	LR2	Not Yet Installed
121	STI Gauntlet	2017	113,000	—	SLR2P (4)	LR2	Yes
122	STI Gladiator	2017	113,000	—	SLR2P (4)	LR2	Yes
123	STI Gratitude	2017	113,000	—	SLR2P (4)	LR2	Yes
124	STI Lobelia	2019	110,000	—	SLR2P (4)	LR2	Yes
125	STI Lotus	2019	110,000	—	SLR2P (4)	LR2	Yes
126	STI Lily	2019	110,000	—	SLR2P (4)	LR2	Yes

	Vessel Name	Year Built	DWT	Ice class	Employment	Vessel type	Scrubber
127	STI Lavender	2019	110,000	—	SLR2P (4)	LR2	Yes
128	Silent	2007	37,847	1A	SHTP (1)	Handymax	N/A (5)
129	Single	2007	37,847	1A	SHTP (1)	Handymax	N/A (5)
130	Star I	2007	37,847	1A	SHTP (1)	Handymax	N/A (5)
131	Sky	2007	37,847	1A	SHTP (1)	Handymax	N/A (6)
132	Steel	2008	37,847	1A	SHTP (1)	Handymax	N/A (6)
133	Stone I	2008	37,847	1A	SHTP (1)	Handymax	N/A (6)
134	Style	2008	37,847	1A	SHTP (1)	Handymax	N/A (6)
135	STI Beryl	2013	49,990	—	SMRP (2)	MR	Not Yet Installed (7)
136	STI Le Rocher	2013	49,990	—	SMRP (2)	MR	Not Yet Installed (7)
137	STI Larvotto	2013	49,990	—	SMRP (2)	MR	Not Yet Installed (7)

	Total owned, finance leased and bareboat charter-in fleet DWT		9,438,089

	Leasehold newbuilding currently under construction

	Hull S471—TBN STI Maximus	HVS (8)	50,000	MR

	Total newbuilding product tankers DWT		50,000

	Total Fleet DWT		9,488,089

(1)	This vessel operates in the SHTP. SHTP is operated by SCM. SHTP and SCM are related parties to the Company.
(2)	This vessel operates in or is expected to operate in the SMRP. SMRP is operated by SCM. SMRP and SCM are related parties to the Company.
(3)	This vessel operates in the SLR1P. SLR1P is operated by SCM. SLR1P and SCM are related parties to the Company.
(4)	This vessel operates in or is expected to operate in the SLR2P. SLR2P is a Scorpio Pool and is operated by SCM. SLR2P and SCM are related parties to the Company.
(5)

In March 2020, we extended the bareboat charter-in agreement on a previously bareboat chartered-in vessel to May 2020 (with an option to extend through the end of June 2020) from March 2020 at a bareboat rate of $6,300 per day.

(6)

In March 2019, we entered into a new bareboat charter-in agreement on a previously bareboat chartered-in vessel. The term of the agreement is for two years at a bareboat rate of $6,300 per day. The agreement is expected to expire on March 31, 2021.

(7)

In April 2017, we sold and leased back this vessel, on a bareboat basis, for a period of up to eight years for $8,800 per day. The sales price was $29.0 million per vessel, and we have the option to purchase this vessel beginning at the end of the fifth year of the agreement through the end of the eighth year of the agreement, at market-based prices. Additionally, a deposit of $4.35 million per vessel was retained by the buyer and will either be applied to the purchase price of the vessel if a purchase option is exercised or refunded to us at the expiration of the agreement.

(8)

The leasehold interests in this vessel was acquired from Trafigura Maritime Logistics Pte. Ltd., or Trafigura, in September 2019 as part of our acquisition of the leasehold interests in 19 vessels from Trafigura. This vessel is currently under construction at Hyundai-Vietnam Shipbuilding Co., Ltd. with expected delivery in the third quarter of 2020.

Chartering Strategy

Generally, we operate our vessels in commercial pools operated by related entities, on time charters or in the spot market. The overall mix of how our vessels are employed varies from time to time based on many factors including our view of the future market conditions.

Commercial Pools

To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners of similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. Pools negotiate charters with customers primarily in the spot market, but may also arrange time charter agreements. The size and scope of these pools enable them to enhance utilization rates for pool vessels by securing backhaul voyages and contracts of affreightment, or COAs, thus generating higher effective TCE revenues than otherwise might be obtainable in the spot market.

Time Charters

Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to enter our vessels into time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit if the spot market increases.

Spot Market

A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable but may enable us to capture increased profit margins during periods of improvements in tanker rates. We also consider short-term time charters (with initial terms of less than one year) as spot market voyages.

Management of our Fleet

Revised Master Agreement

On September 29, 2016, we agreed to amend our master agreement, or the Master Agreement, with SCM and SSM under a deed of amendment, or the Deed of Amendment. SCM and SSM are related parties to us. Pursuant to the terms of the Deed of Amendment, on November 15, 2016, we entered into definitive documentation to memorialize the agreed amendments to the Master Agreement, or the Amended and Restated Master Agreement.

On February 22, 2018, we entered into definitive documentation to memorialize the agreed amendments to the Amended and Restated Master Agreement under a deed of amendment, or the Amendment Agreement. The Amended and Restated Master Agreement as amended by the Amendment Agreement, or the Revised Master Agreement, is effective as from January 1, 2018.

Pursuant to the Revised Master Agreement, the fixed annual technical management fee was reduced from $250,000 per vessel to $175,000 per vessel, and certain services previously provided as part of the fixed fee are now itemized. The aggregate cost, including the costs that are now itemized, for the services provided under the technical management agreement, did not and are not expected to materially differ from the annual technical management fee charged prior to the amendment.

Commercial and Technical Management

Our vessels are commercially managed by SCM and technically managed by SSM pursuant to the Revised Master Agreement, which may be terminated by either party upon 24 months’ notice, unless terminated earlier in accordance with the provisions of the Revised Master Agreement. In the event of the sale of one or more vessels, a notice period of three months and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change in control, including a sale of all or substantially all of our vessels, in which case a payment equal to 24 months of management fees will apply. SCM and SSM are related parties of ours. We expect that additional vessels that we may acquire in the future will also be managed under the Revised Master Agreement or on substantially similar terms.

SCM’s services include securing employment, in the spot market and on time charters, for our vessels. SCM also manages the Scorpio Pools. When our vessels are operating in one of the Scorpio Pools, SCM, the pool manager, charges fees of $300 per vessel per day with respect to our LR1 vessels, $250 per vessel per day with respect to our LR2 vessels, and $325 per vessel per day with respect to each of our Handymax and MR vessels, plus 1.50% commission on gross revenues per charter fixture. These are the same fees that SCM charges other vessel owners in these pools, including third-party owned vessels. For commercial management of our vessels that are not operating in any of the Scorpio Pools, we pay SCM a fee of $250 per vessel per day for each LR1 and LR2 vessel and $300 per vessel per day for each Handymax and MR vessel, plus 1.25% commission on gross revenues per charter fixture. In September 2018, we entered into an agreement with SCM whereby SCM reimbursed a portion of the commissions that SCM charges our vessels to effectively reduce such commissions to 0.85% of gross revenue per charter fixture, effective from September 1, 2018 and ending on June 1, 2019.

SSM’s services include day-to-day vessel operations, performing general maintenance, monitoring regulatory and classification society compliance, customer vetting procedures, supervising the maintenance and general efficiency of vessels, arranging the hiring of qualified officers and crew, arranging and supervising drydocking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. We pay SSM an annual fee of $175,000 plus additional amounts for certain itemized services per vessel to provide technical management services for each of our owned vessels.

Amended Administrative Services Agreement

We have an Amended Administrative Services Agreement with SSH for the provision of administrative staff and office space, and administrative services, including accounting, legal compliance, financial and information technology services. SSH is a related party to us. We reimburse our Administrator for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above. The services provided to us by our Administrator may be sub-contracted to other entities within Scorpio.

Further, pursuant to our Amended Administrative Services Agreement, our Administrator, on behalf of itself and other members of Scorpio, has agreed that it will not directly own product or crude tankers ranging in size from 35,000 dwt to 200,000 dwt.

Our Amended Administrative Services Agreement may be terminated by us upon two years’ notice.

Competition

The operation of tanker vessels and transportation of crude and petroleum products is extremely competitive, in an industry that is capital intensive and highly fragmented. Demand for transportation of oil and oil products has declined, and could continue to decline, which could lead to increased competition. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources than we do. Competition for the transportation of oil and oil products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. We will have to compete with other tanker owners, including major oil companies as well as independent tanker companies.

Our market share may decrease in the future. We may not be able to compete profitably as we expand our business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than we use in our current markets, and the competitors in those new markets may have greater financial strength and capital resources than us.

MANAGEMENT

Set forth below are the names, ages and positions of our directors and executive officers as of May 22, 2020. Our Board of Directors is elected annually, and each director elected holds office for a three-year term or until his or her successor shall have been duly elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. The terms of our Class I directors expire at the 2020 annual meeting of shareholders, the terms of our Class II directors expire at the 2021 annual meeting of shareholders, and the terms of our Class III directors expire at the 2022 annual meeting of shareholders. Officers are elected from time to time by vote of our Board of Directors and hold office until a successor is elected. The business address for each director and executive officer is the address of our principal executive office which is Scorpio Tankers Inc., 9, Boulevard Charles III, Monaco 98000.

Certain of our officers participate in business activities not associated with us. As a result, they may devote less time to us than if they were not engaged in other business activities and may owe fiduciary duties to both our shareholders as well as shareholders of other companies to which they may be affiliated, including other Scorpio companies. This may create conflicts of interest in matters involving or affecting us and our customers and it is not certain that any of these conflicts of interest would be resolved in our favor. While there are no formal requirements or guidelines for the allocation of our officers’ time between our business and the business of members of Scorpio, their performance of their duties is subject to the ongoing oversight of our Board of Directors.

Name	Age	Position
Emanuele A. Lauro	41	Chairman, Class I Director, and Chief Executive Officer
Robert Bugbee	59	President and Class II Director
Cameron Mackey	51	Chief Operating Officer and Class III Director
Brian Lee	53	Chief Financial Officer
Filippo Lauro	44	Vice President
Fan Yang	32	Secretary
Alexandre Albertini	43	Class III Director
Ademaro Lanzara	77	Class I Director
Marianne Økland	58	Class III Director
Jose Tarruella	49	Class II Director
Reidar Brekke	58	Class II Director
Merrick Rayner	65	Class I Director

Biographical information concerning the directors and executive officers listed above is set forth below.

Emanuele A. Lauro, Chairman and Chief Executive Officer

Emanuele A. Lauro, the Company’s founder, has served as Chairman and Chief Executive Officer since the closing of our initial public offering in April 2010. Mr. Emanuele Lauro also co-founded and serves as Chairman and Chief Executive Officer of Scorpio Bulkers Inc. (NYSE: SALT), which was formed in 2013 and of Hermitage Offshore Services Ltd. (NYSE: PSV) since December 2018. He also served as director of the Standard Club from May 2013 to January 2019. Mr. Emanuele Lauro joined Scorpio in 2003 and has continued to serve there in a senior management position since 2004. Under his leadership, Scorpio has grown from an owner of three vessels in 2003 to become a leading operator and manager of more than 250 vessels in 2019. Over the course of the last several years, Mr. Emanuele Lauro has founded and developed all of the Scorpio Pools in addition to several other ventures such as Scorpio Logistics, which owns and operates specialized assets engaged in the transshipment of dry cargo commodities and invests in coastal transportation and port infrastructure developments in Asia and Africa since 2007. He has a degree in international business from the European Business School, London. Mr. Emanuele Lauro is the brother of our Vice President, Mr. Filippo Lauro.

Robert Bugbee, President and Director

Robert Bugbee has served as a Director and President since the closing of our initial public offering in April 2010. He has more than 35 years of experience in the shipping industry. Mr. Bugbee also co-founded and serves as President and Director of Scorpio Bulkers Inc. since July and April 2013, respectively, and of Hermitage Offshore Services Ltd. since December 2018. He joined Scorpio in March 2009 and has continued to serve there in a senior management position. Prior to joining Scorpio, Mr. Bugbee was a partner at Ospraie Management LLP between 2007 and 2008, a company which advises and invests in commodities and basic industries. From 1995 to 2007, he was employed at OMI Corporation, or OMI, a NYSE-listed tanker company which was sold in 2007. While at OMI, Mr. Bugbee served as President from January 2002 until the sale of the company, and before that served as Executive Vice President since January 2001, Chief Operating Officer since March 2000, and Senior Vice President from August 1995 to June 1998. Mr. Bugbee joined OMI in February 1995. Prior to this, he was employed by Gotaas-Larsen Shipping Corporation since 1984. During this time, Mr. Bugbee took a two year sabbatical beginning 1987 for the M.I.B. Program at the Norwegian School for Economics and Business Administration in Bergen. He has a B.A. (Honors) from London University.

Cameron Mackey, Chief Operating Officer and Director

Cameron Mackey has served as the Company’s Chief Operating Officer since the closing of our initial public offering in April 2010 and as a Director since May 2013. Mr. Mackey also serves as Chief Operating Officer of Scorpio Bulkers Inc. since July 2013 and of Hermitage Offshore Services Ltd. since December 2018 where he also served as a director since July 2019. He joined Scorpio in March 2009, where he continues to serve in a senior management position. Prior to joining Scorpio, Mr. Mackey was an equity and commodity analyst at Ospraie Management LLC from 2007 to 2008. Prior to that, he was Senior Vice President of OMI Marine Services LLC from 2004 to 2007, where he was also in Business Development from 2002 to 2004. Mr. Mackey has been employed in the shipping industry since 1994 and, earlier in his career, was employed in unlicensed and licensed positions in the merchant navy, primarily on tankers in the international fleet of Mobil Oil Corporation, where he held the qualification of Master Mariner. He has an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology, a B.S. from the Massachusetts Maritime Academy and a B.A. from Princeton University.

Brian Lee, Chief Financial Officer

Brian Lee has served as Chief Financial Officer since the closing of our initial public offering in April 2010. He joined Scorpio in April 2009, where he continues to serve in a senior management position. He has been employed in the shipping industry since 1998. Prior to joining Scorpio, he was the Controller of OMI from 2001 until the sale of the company in 2007. Mr. Lee has an M.B.A. from the University of Connecticut and has a B.S. in Business Administration from the University at Buffalo, State University of New York.

Filippo Lauro, Vice President

Mr. Filippo Lauro has served as an executive officer of the Company with the title of Vice President since May 2015. He also serves as Vice President of Scorpio Bulkers Inc. since June 2016 and of Hermitage Offshore Services Ltd. since December 2018. Mr. Filippo Lauro joined Scorpio in 2010 and has continued to serve there in a senior management position. Prior to joining Scorpio, he was the founder of and held senior executive roles in several private companies, primarily active in real estate, golf courses and resorts development. Mr. Filippo Lauro is the brother of our Chairman and Chief Executive Officer, Mr. Emanuele Lauro.

Fan Yang, Secretary

Ms. Fan Yang joined Scorpio in February 2018 and also serves as secretary of Scorpio Bulkers Inc. and Hermitage Offshore Services Ltd. She is admitted as a solicitor of the Supreme Court of England and Wales.

Prior to joining Scorpio, Ms. Yang was in private practice in London at Travers Smith LLP and Freshfields Bruckhaus Deringer LLP, and led a law reform project at the Law Commission, an independent body that makes recommendations for the reform of the law of England and Wales to Parliament. She has a BA in Law from the University of Cambridge.

Ademaro Lanzara, Director

Ademaro Lanzara has served on our Board of Directors since the closing of our initial public offering in April 2010 and is our lead independent director. Mr. Lanzara has served as Chairman of Alkemia Capital Partners Sgr SpA, Padova since June 2018. Mr. Lanzara previously served as the Chairman of NEM Sgr SpA, Vicenza from November 2013 to June 2018, as the Chairman of BPV Finance (International) Plc Dublin from 2008 to May 2018, as the deputy Chairman and Chairman of the Audit and Compliance Committee of Cattolica Life DAC, Dublin from 2011 to July 2017 and as Chairman of BPVI Fondi Sgr SpA, Milano from April 2012 to November 2013. From 1963 to 2006, Mr. Lanzara held a number of positions with BNL spa Rome, a leading Italian banking group, including Deputy Group CEO, acting as the Chairman of the Credit Committee and Chairman of the Finance Committee. He also served as Chairman and/or director of a number of BNL controlled banks or financial companies in Europe, the United States and South America. He formerly served as a director of each of Istituto dell’Enciclopedia Italiana fondata da Giovanni Treccani Spa, Rome, Italy, the Institute of International Finance Inc. in Washington DC, Compagnie Financiere Edmond de Rothschild Banque, in Paris, France, ABI-Italian Banking Association in Rome, Italy, FITD-Interbank deposit Protection Fund, in Rome, Italy, ICC International Chamber of Commerce Italian section, Rome, Italy and Co-Chairman Round Table of Bankers and Small and Medium Enterprises, European Commission, in Brussels, Belgium. Mr. Lanzara has an economics degree (graduated magna cum laude) from the University of Naples, a law degree from the University of Naples and completed the Program for Management Development (PMD) at Harvard Business School.

Alexandre Albertini, Director

Alexandre Albertini has served on our Board of Directors since the closing of our initial public offering in April 2010. Mr. Albertini has more than 20 years of experience in the shipping industry. He has been employed by Marfin Management SAM, a drybulk ship management company, since 1997 and has served as its CEO since October 2010. Marfin operates 11 vessels, providing services such as technical and crew management as well as insurance, legal, financial, and information technology. In 2017, Mr. Albertini founded Factor8 Shipping SARL, a drybulk commercial management company managing on average 15 vessels. He also serves as President of Ant. Topic srl, a vessel and crewing agent based in Trieste, Italy. Mr. Albertini serves on the board of a private company in addition to various trade associations; BIMCO, Monaco Chamber of Shipping and since January 2016 has been a Director of The Steamship Mutual Underwriting Association (Bermuda) Limited.

Marianne Økland, Director

Marianne Økland has served on the Company’s Board of Directors since April 2013. She is also a non-executive director and Chair of the Audit Committee at Hermitage Offshore Services Ltd. Between 2010 and 2019, she held various non-executive director positions at IDFC Limited, IDFC Alternatives (India), Islandsbanki (Iceland), the National Bank of Greece and NLB (Slovenia). She was also a member of the Audit Committee of the National Bank of Greece, and the Chair of the Audit Committee of each of IDFC Limited and NLB (Solvenia). In addition, Ms. Økland served as Managing Director of Avista Partners, a London based consultancy company that provides advisory services and raises capital, from 2009 to 2018. Between 1993 and 2008, she held various investment banking positions at JP Morgan Chase & Co. and UBS where she focused on debt capital raising and structuring. Ms. Økland has led many transactions for large Nordic banks and insurance companies, and worked on some of the most significant mergers and acquisitions in these sectors. Between 1988 and 1993, she headed European operations of Marsoft, a Boston, Oslo and London based consulting firm that advises banks and large shipping, oil and raw material companies on shipping strategies and investments. Ms. Økland holds a M.Sc. degree in Finance and Economics from the Norwegian School of Economics and Business Administration where she also worked as a researcher and taught mathematics and statistics.

Jose Tarruella, Director

Jose Tarruella has served on our Board of Directors since May 2013. He is the founder and Chairman of Taorfi Gestion s.l., a company specializing in advertising and public relations, since February 2018. Mr. Tarruella is also the founder and Chairman of Camino de Esles s.l., a high-end restaurant chain with franchises throughout Madrid, Spain, since 2007. Prior to forming Taorfi Gestion and Camino de Esles, Mr. Tarruella was a Director in Group Tragaluz, which owns and operates restaurants throughout Spain. Mr. Tarruella also acted as a consultant for the Spanish interests of Rank Group plc (LSE: RNK.L) a leading European gaming-based entertainment business. He has been involved in corporate relations for Esade Business School in Madrid. He earned an International MBA from Esade Business School in Barcelona and an MA from the University of Navarre in Spain.

Reidar C. Brekke, Director

Reidar C. Brekke has served on the Company’s Board of Directors since December 2016. Mr. Brekke has over 20 years’ experience in the international energy, container logistics and transportation sector. He also serves as a member of the Board of Directors of Diana Containerships Inc. (NASDAQ: DCIX), a position he has held since June 2010, and as partner of Brightstar Capital Partners, a middle market private equity firm. From December 2012 to August 2018, Mr. Brekke served as a board member and President of Intermodal Holdings LP, a New York based portfolio company that invests in and operates marine containers. From 2008 to 2012, Mr. Brekke served as President of Energy Capital Solution Inc., a company that provides strategic and financial advisory services to international shipping, logistics and energy related companies. From 2003 to 2008, he served as Manager of Poten Capital Services LLC, a registered broker-dealer specialized in the maritime sector. Prior to 2003, Mr. Brekke served as Chief Financial Officer, then President and Chief Operating Officer, of SynchroNet Marine, a logistics service provider to the global container transportation industry. He also held various senior positions with AMA Capital Partners LLC (formerly American Marine Advisers), a merchant banking firm focused on the maritime and energy industries. Furthermore, Mr. Brekke has been an adjunct professor at Columbia University’s School of International and Public Affairs—Center for Energy, Marine Transportation and Public Policy. Mr. Brekke graduated from the New Mexico Military Institute in 1986 and has an MBA from the University of Nevada, Reno.

Merrick Rayner, Director

Merrick Rayner has served on our Board of Directors since September 2017. Mr. Rayner has over 40 years of experience in the tanker business. From 1974 to 2003, Mr. Rayner was a broker at H. Clarkson & Company Limited shipbrokers, with experience in both the deep-sea tanker chartering business as well as new and second hand vessel sale and purchase. From 1987 to 1989, Mr. Rayner served as Director of Clarkson Sale and Purchase Division. From 1989 until leaving H. Clarkson & Company Limited in 2003, he was a director of the company, and also served as a director of Clarkson Research Studies from 1992 until 2003. In 2003, Mr. Rayner joined E.A. Gibson’s shipbrokers as a broker, where he developed the company’s time charter group. He also served as a director of Gibson’s from 2012 until his retirement in 2016. Mr. Rayner currently resides in the United Kingdom.

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this section refer solely to Scorpio Tankers Inc., the issuer of the Notes, and not to any of its subsidiaries.

The following description of the particular terms of the Notes offered hereby supplements the “Description of Debt Securities” set forth in the accompanying base prospectus.

General

The Notes will be issued under an indenture dated as of May 12, 2014 (the “Base Indenture”), between us and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a fourth supplemental indenture to be dated as of                , 2020, between us and the Trustee (the “Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”).

The Notes will be a separate series of our “debt securities” (as that term is used in the accompanying base prospectus).

Except as set forth under “—Optional Redemption,” the Notes may not be redeemed in whole or in part, at any time.

The Notes will initially be limited to $                 million in aggregate principal amount (or $                 million if the underwriters exercise their option to purchase additional Notes in full). The Indenture will not limit the amount of debt securities that we may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date and/or amount) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms (“Additional Notes”), together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any Additional Notes issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes or will have a separate CUSIP number from that for the Notes. No additional debt securities may be issued if an event of default has occurred and is continuing with respect to the Notes. For the avoidance of doubt, so long as no default or event of default hereunder would result therefrom, nothing contained herein shall prohibit the Company from entering into bank debt, including without limitation, bank debt that may be syndicated.

Other than as described under “—Certain Covenants,” the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business or our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.

The Notes will mature on June 30, 2025 and will bear interest at an annual rate of     % per year.

Interest on the Notes will accrue from and including                , 2020, or, if interest has already been paid, from and including the last interest payment date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. We will make interest payments on the Notes quarterly on March 30, June 30, September 30 and December 30 of each year, beginning on June 30, 2020, to holders of record at the close of business on the

March 15, June 15, September 15 or December 15 (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the maturity date of the Notes falls on a day that is not a business day, the related payment of interest or principal, as the case may be, will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such interest payment date or the maturity date of the Notes, as the case may be, to such next business day.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”). Except as described under “—Book-entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

Ranking

The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness. The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. See “Risk Factors—The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.”

The Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries. We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors—Our subsidiaries conduct the substantial majority of our operations and own our operating assets, and your right to receive payments on the Notes is structurally subordinated to the rights of the lenders of our subsidiaries.”

As of May 22, 2020, we had approximately $3.1 billion of outstanding indebtedness (of which approximately $2.9 billion was secured or part of vessel leasing arrangements).

Listing

We have applied to list the Notes on the NYSE under the symbol “SBBA.” We expect trading in the Notes to begin within 30 days after the original issue date of the Notes.

Trading Characteristics

The Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof. Any portion of the trading price of a Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Additional Amounts

All payments made by or on behalf of the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a “Specified Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes, the Company will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1) any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction (other than the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4) any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Company any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company in order to enable the Company to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company;

(5) any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6) any Taxes imposed on or with respect to any payment by the Company to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(7) any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive; or

(8) any combination of items (1) through (7) above.

If the Company becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Company will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company will notify the Trustee and paying agent promptly thereafter but in no event later than five calendar days prior to the date of payment) an officers’ certificate stating the fact that Additional Amounts will be payable and the amount so payable. The officers’ certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such officers’ certificate as conclusive proof that such payments are necessary. The Company will provide the Trustee and paying agent with documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Company will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon written request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this caption to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company will indemnify a holder, within 10 business days after written demand therefor, for the full amount of any Taxes paid by such holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company to withhold or deduct an amount on account of Taxes for which the Company would have been obligated to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Company by a holder will be conclusive absent manifest error.

The Company will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, and the Company will indemnify the holders for any such taxes paid by such holders.

The obligations described under this caption will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption

Except as described below and under “—Optional Redemption Upon Change of Control,” the Notes will not be redeemable by us at our option prior to June 30, 2022.

The Notes will be redeemable at our option, in whole or in part, at any time on or after June 30, 2022, upon providing not less than 30 nor more than 60 days prior notice, at the following redemption prices (expressed as a percentage of the principal amount to be redeemed), plus accrued and unpaid interest, if any, to but excluding, the date fixed for redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) if redeemed during the twelve-month period beginning on June 30 of the years indicated below:

Year	Redemption Price
2022	102.0%
2023	101.0%
2024 and thereafter	100.0%

Additionally, we or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled.

Optional Redemption Upon Change of Control

Prior to June 30, 2022, the Company may redeem the Notes, at its option, in whole but not in part, at any time within 90 days of the occurrence of the Change of Control, upon providing not less than 30 nor more than 60 days’ notice, at 104% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if:

(1)

any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than one or more Permitted Holders, is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;

(2)

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holder or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or

(4)

if after the Notes are initially listed on the NYSE or another national securities exchange, the Notes fail, or at any point cease, to be listed on the NYSE or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the NYSE or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.

“Permitted Holder” means (a) Emanuele Lauro, (b) Scorpio Services Holding Limited, (c) any immediate family member of Emanuele Lauro, or (d) one or more affiliates of any person listed in (a), (b) or (c). “Immediate family members” shall refer to a person’s spouse, parent, children and siblings.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Selection for Redemption

If fewer than all of the Notes are to be redeemed at any time, the registrar will select the Notes, or portions thereof, to be redeemed, in compliance with the requirements of DTC, or if DTC prescribes no method of selection, on a pro rata basis, by lot or by any other method the registrar deems fair and reasonable; provided, however, that Notes, and portions thereof, selected for redemption shall only be in amounts of $25.00 or whole multiples of $25.00.

Notice of Redemption

Notices of redemption shall be sent at least 30 but not more than 60 days before the applicable redemption date to each holder of Notes to be redeemed at its registered address. We will, at least five calendar days prior to the publication or sending of any notice of redemption of any Notes as described under this caption, furnish to the Trustee and the registrar written notice of redemption.

A notice of redemption will identify the Notes to be redeemed and will state the provision of the Indenture pursuant to which the Notes are being redeemed; the redemption date; the redemption price, including the portion thereof constituting accrued and unpaid interest, if any; the amount of Additional Amounts, if any, payable on the date fixed for redemption; the name and address of the paying agent; that Notes called for redemption must be surrendered to the paying agent to collect the redemption price; that unless we default in making the redemption payment on the Notes called for redemption, interest on such Notes will cease to accrue on and after the redemption date; and that the Notes called for redemption will become due on the date fixed for redemption.

If money sufficient to pay the redemption price of all of the Notes, or portions thereof, to be redeemed on the applicable redemption date is irrevocably deposited with the Trustee or paying agent on or before the applicable redemption date, then on and after such redemption date, interest will cease to accrue on such Notes, or such portion thereof, called for redemption and such Notes will be deemed to be no longer outstanding.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(1) Limitation on Borrowings. The Company shall not permit Net Borrowings to equal or exceed 70.0% of Total Assets.

(2) Limitation on Minimum Net Worth. The Company shall ensure that Net Worth always exceeds six hundred fifty million dollars (US$650,000,000).

(3) Restricted Payments. If (i) an event of default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an event of default has occurred and is continuing, (ii) an event of default or an event or circumstance which, with the giving of any notice or the lapse of time, would constitute an event of default would result therefrom, (iii) the Company is not in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Net Worth” in Certain Covenants hereof, or (iv) any payment of dividends or any form of distribution or return of capital would result in the Company not being in compliance with the covenant described under “—Limitation on Borrowings” or “—Limitation on Minimum Net Worth” in Certain Covenants hereof, then none of the Company or any subsidiary will declare or pay any dividends or return any capital to its equity holders (other than the Company or a wholly-owned subsidiary of the Company) or authorize or make any other distribution, payment or delivery of property or cash to its equity holders (other than the Company or a wholly-owned subsidiary of the Company), or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its equity interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding and held by persons other than the Company or any wholly-owned subsidiary, or repay any subordinated loans to equity holders (other than the Company or a wholly-owned subsidiary of the Company) or set aside any funds for any of the foregoing purposes (“Restricted Payments”).

(4) Line of Business. The Company will not, nor will the Company permit any of its subsidiaries (other than an Immaterial Subsidiary) to, engage primarily in any business other than a Permitted Business.

(5) Limitation on Asset Sales. The Company shall not, and shall not permit any of its subsidiaries to, in the ordinary course of business or otherwise, sell, lease, convey, transfer or otherwise dispose of any of the Company’s, or of any such subsidiary’s, assets (including capital stock and warrants, options or other rights to acquire capital stock) (an “Asset Sale”), other than pursuant to a Permitted Asset Sale or a Limited Permitted Asset Sale, unless (A) the Company receives, or the relevant subsidiary of the Company receives, consideration at the time of such Asset Sale at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such Asset Sale, and (B) within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the relevant subsidiary of the Company, as the case may be, shall apply all such Net Proceeds to:

(a) repay or prepay indebtedness under any Credit Facility secured by a lien on assets of the Company or any of its subsidiaries;

(b) acquire all or substantially all of the assets of, or any Capital Stock of, a person primarily engaged in a Permitted Business; provided, that in the case of the acquisition of Capital Stock of any Person, such Person is or becomes a subsidiary of the Company and will be subject to all restrictions described in this “Description of Notes” as applying to subsidiaries of the Company existing on the date the Notes are issued;

(c) make a capital expenditure;

(d) acquire other assets that are not classified as current assets under IFRS and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);

(e) repay unsecured senior indebtedness of the Company or any subsidiary (including any redemption, repurchase, retirement or other acquisition of the Notes); and

(f) any combination of the transactions permitted by the foregoing clauses (a) through (e),

provided, that any sale, assignment, conveyance, transfer or lease of all or substantially all of the Company’s properties and assets to any person or persons (whether in a single transaction or a series of related transactions) will be governed by the provisions described under the captions “—Optional Redemption Upon Change of Control” and “—Consolidation, Merger and Sale of Assets,” and not by the provisions of this “—Limitation on Asset Sales.”

A (1) binding contract to apply the Net Proceeds in accordance with clauses (b) through (d) above shall toll the 365-day period in respect of such Net Proceeds or (2) determination by the Company to apply all or a portion of such Net Proceeds toward the exercise of an outstanding purchase option contract shall toll the 365-day period in respect of such Net Proceeds or portion thereof, in each case, for a period not to exceed 365 days or, in the case of a binding contract to acquire one or more Vessels, until the end of the construction or delivery period specified in such binding contract, as the same may be extended, from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination by the Company, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract or determination until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of a construction contract or any exercised purchase option contract, the date of expiration or termination of such construction contract or exercised purchase option contract and (ii) in all other cases, the 365th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its subsidiaries may apply Net Proceeds to the repayment or reduction of outstanding indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If a Limited Permitted Asset Sale occurs at any time, the Company must, within 30 days of such Limited Permitted Asset Sale, make an offer to purchase Notes having a principal amount equal to the Excess Proceeds of such Limited Permitted Asset Sale. The price that the Company will be required to pay (the “Limited Permitted Asset Sale Purchase Price”) is equal to 101.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Limited Permitted Asset Sale Purchase Date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. If the offer to purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of $25.00 principal amount will be purchased. The “Limited Permitted Asset Sale Purchase Date” will be a date specified by us that is not less than 20 nor more than 35 calendar days following the date of our Limited Permitted Asset Sale notice as described below. Any Notes purchased by us will be paid for in cash. See “—Offer to Purchase.”

(6) Compliance Certificate. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate signed by two of the Company’s officers, one of which shall be the principal executive, principal financial or principal accounting officer of the Company, stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to such officers signing such certificate, that to the best of his or her knowledge the Company is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a default or event of default shall have occurred, describing all such defaults or events of default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

In addition, the Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate signed by two of the Company’s officers, one of which shall be the principal executive, principal financial or principal accounting officer of the Company, of the occurrence of any event of default described under “—Events of Default” and any event of which such officers become aware that with the giving of notice or the lapse of time or both would become such an event of default, its status and what action the Company is taking or proposes to take with respect thereto.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Cash and Cash Equivalents” means, as of a given date, the Company’s cash and cash equivalents as determined in accordance with IFRS.

“Credit Facility” means, with respect to Scorpio Tankers Inc. or any of its subsidiaries, any debt or commercial paper facilities with banks or other lenders providing for revolving credit, term loans or letters of credit or any agreement treated as a finance or capital lease if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified person prepared in accordance with IFRS.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any subsidiary whose net book value of its assets or revenues is not in excess of 10.0% of the net book value of the consolidated Total Assets or consolidated vessel revenue of the Company as set out in the annual audited consolidated financial statements of the Company for the immediately preceding fiscal year, provided that, at no time shall (a) the total assets of all Immaterial Subsidiaries exceed 10.0% of the consolidated Total Assets of the Company or (b) the total vessel revenues calculated with respect to all Immaterial Subsidiaries (calculated on a stand-alone basis), in the aggregate, exceed 10.0% of the consolidated vessel revenue of the Company, in each case as set out in the annual audited consolidated financial statements of the Company for the immediately preceding fiscal year.

“Limited Permitted Asset Sale” means any sale, transfer, lease or other disposition of any of the Company’s or its subsidiaries’ assets (in the ordinary course of business or otherwise) during a single fiscal year, in a single transaction or series of transactions, (i) the Net Proceeds of which have not been applied pursuant to clauses (1) through (6) in accordance with the requirements set forth in “—Limitation on Asset Sales” and (ii) that results in Net Proceeds in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale, provided that the Net Proceeds of such Limited Permitted Asset Sale represent consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such sale, transfer, lease or other disposition. Any Net Proceeds that are not applied or invested as provided in (i) above and are in excess of the amount provided for in clause (1) of the definition of Permitted Asset Sale will constitute “Excess Proceeds.” For the avoidance of doubt, a Limited Permitted Asset Sale may occur only once. Following the first occurrence of a Limited Permitted Asset Sale, no further Limited Permitted Asset Sale shall be permitted;

“Net Borrowings” means, in respect of Scorpio Tankers Inc. on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(1)	Total Borrowings; less

(2)	Cash and Cash Equivalents.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any other consideration received in the form of assumption by the purchaser of indebtedness or other obligations relating to the property or assets that are the subject of such Asset Sale or received in any other non-cash form and not disposed of for cash), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) any escrow or reserve for adjustment in respect of the sale price of such assets established in accordance with IFRS and any reserve in accordance with IFRS against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated, and (d) any indebtedness required by its terms to be repaid, repurchased, redeemed or otherwise retired upon the applicable Asset Sale.

“Net Worth” means, as of a given date, the result of, without duplication:

(1)	Total Assets, less

(2)	Total Borrowings (without giving effect to any fair value adjustments pursuant to IFRS 13 Fair Value Measurement).

“Permitted Asset Sale” means:

(1) any sale, transfer, lease or other disposition of any of the Company’s or its subsidiaries’ assets (in the ordinary course of business or otherwise) in any transaction or series of transactions, such that (A) the aggregate market value of all assets so sold, transferred, leased or otherwise disposed of during any fiscal year may be up to (and including) 15.0% of the aggregate market value of all of the Company’s and the Company’s subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year and (B) the Company receives, or the relevant subsidiary of the Company receives, consideration at the time of such sale, transfer, lease or other disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of the Company, of the assets subject to such sale, transfer, lease or other disposition;

(2) (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within 30 days, in each case as determined in good faith by the board of directors of the Company, provided that the aggregate market value of all assets included as a Permitted Asset Sale pursuant to this clause (2) during any fiscal year may not exceed 10.0% of the aggregate market value of all of the Company’s and the Company’s subsidiaries’ assets (on a consolidated basis) on the last day of the immediately preceding fiscal year; and

(3) any sale of a Vessel entered into in connection with a sale and lease back transaction where concurrently with the sale of the Vessel the Company or one or more of its subsidiaries enter into a finance lease pursuant to which the Company or a subsidiary has the right or the obligation to purchase the Vessel at the termination of the lease.

“Permitted Business” means any business conducted by the Company or any of its subsidiaries as described in the Company’s annual report on Form 20-F for the year ended December 31, 2019 and any businesses that, in the good faith judgment of the board of directors of the Company, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof, including without limitation, the direct or indirect ownership, management, operation and chartering of Vessels and any business incidental thereto.

“Related Assets” means (a) any insurance policies and contracts from time to time in force with respect to a Vessel, (b) the capital stock of any subsidiary of the Company owning one or more Vessels and related assets, (c) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (d) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (e) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (f) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (g) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (h) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Total Assets” means, in respect of Scorpio Tankers Inc. on a consolidated basis, as of a given date, all of the assets of Scorpio Tankers Inc. of the types presented on its consolidated balance sheet.

“Total Borrowings” means, in respect of Scorpio Tankers Inc. on a consolidated basis, as of a given date, the aggregate of the following, without duplication:

(1)	the outstanding principal amount of any moneys borrowed; plus

(2)	the outstanding principal amount of any acceptance under any acceptance credit; plus

(3)	the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(4)

the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which obligation is required to be classified and accounted for as a capital lease obligation under IFRS, and, for purposes of the indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS; plus

(5)

the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under IFRS); plus

(6)

the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(7)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (3) above; plus

(8)

the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Scorpio Tankers Inc. to the extent that such guaranteed indebtedness is determined and given a value in respect of Scorpio Tankers Inc. on a consolidated basis in accordance with IFRS.

Notwithstanding the foregoing, “Total Borrowings” shall not include any indebtedness or obligations arising from derivative transactions entered into solely for purposes of protecting against interest rate or currency fluctuations.

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this Certain Covenants section is to be construed in accordance with IFRS in effect as of December 31, 2019.

“Vessels” means one or more shipping vessels primarily designed and utilized for the transport of cargo, including, without limitation, bulk carriers, freighters, general cargo carriers, containerships and tankers, but excluding passenger vessels, or which are otherwise engaged, used or useful in any business activities of the Company, in each case together with all related spares, equipment and any additions or improvements.

Offer to Purchase

On or before the 30th day after the occurrence of a Limited Permitted Asset Sale, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Limited Permitted Asset Sale and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Limited Permitted Asset Sale;

•	the date of the Limited Permitted Asset Sale;

•	the last date on which a holder may exercise the repurchase right;

•	the Limited Permitted Asset Sale Purchase Price;

•	the Limited Permitted Asset Sale Purchase Date;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require us to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time to achieve a broad dissemination of such notice.

To exercise the Limited Permitted Asset Sale purchase right, a holder of Notes must deliver, on or before the third business day (or as otherwise provided in the notice provided for above) immediately preceding the Limited Permitted Asset Sale Purchase Date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Such purchase notice must:

•	if certificated, state the certificate numbers of the Notes to be delivered for purchase;

•	if not certificated, comply with requisite DTC procedures;

•	state the portion of the principal amount of Notes to be purchased, which must be $25 or a multiple thereof; and

•	state that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

The holder of such Notes may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Limited Permitted Asset Sale Purchase Date. The notice of withdrawal shall:

•	state the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, state the certificate numbers of the withdrawn Notes;

•	if not certificated, comply with requisite DTC procedures; and

•	state the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the Notes on the Limited Permitted Asset Sale Purchase Date. The holder of such Notes will receive payment of the Limited Permitted Asset Sale Purchase Price on the later of the Limited Permitted Asset Sale Purchase Date and the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Limited Permitted Asset Sale Purchase Price of the Notes on the Limited Permitted Asset Sale Purchase Date, then:

•

the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder of such Notes will terminate (other than the right to receive the Limited Permitted Asset Sale Purchase Price).

In connection with any offer to purchase Notes pursuant to a Limited Permitted Asset Sale purchase notice, the Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Limited Permitted Asset Sale.

No Notes may be purchased at the option of holders thereof upon a Limited Permitted Asset Sale if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer or lease all or substantially all of our properties and assets (whether in a single transaction or a series of related transactions) to any person or persons, unless:

•

the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing in the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the board of directors of the Company, to institutional lenders in the shipping industries;

•

the successor person (if any) expressly assumes by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, and any interest on, all Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•

the Company shall have delivered to the Trustee, prior to the consummation of the proposed transaction, an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Company in accordance with the foregoing provisions, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and thereafter, except in the case of a lease, the Company shall be released from all obligations and covenants under the Indenture and the Notes.

Events of Default

The Notes are subject to the following events of default:

(1)	failure to pay principal or any premium on the Notes when due;

(2)	failure to pay any interest when due, continued for 30 days;

(3)	failure to perform or comply with the provisions of the Indenture relating to mergers and similar events;

(4)

failure to provide notice of a Limited Permitted Asset Sale or to redeem Notes or repurchase Notes tendered for repurchase following the occurrence of a Change of Control or a Limited Permitted Asset Sale in conformity with the covenants set forth under the caption “—Limitation on Asset Sales” or “—Optional Redemption Upon Change of Control”, as applicable;

(5)

failure to perform any of our other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25.0% in principal amount of the outstanding Notes, as provided in the Indenture;

(6)

any final judgment or decree for the payment of money in excess of $25.0 million is entered against us and remains outstanding for a period of 90 consecutive days following entry of such final judgment or decree and is not discharged, waived or stayed; and

(7)	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

If an event of default, other than an event of default described in clause (7) above, occurs and is continuing, either the Trustee or the holders of at least 25.0% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, to be due and payable immediately. If an event of default described in clause (7) above occurs, the principal amount of the Notes then outstanding and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and any premium, interest or Additional Amounts which have become due as a result of such acceleration, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the Indenture for an event of default relating to (i) our failure to file with the Trustee pursuant to Section 314(a)(1) of the TIA any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our annual reporting obligations to the Trustee and the SEC, as described under “—Reports” below, will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such event of default first occurs and on which such event of default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such event of default first occurs and on which such event of default is continuing. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such event of default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the Indenture and applicable law and upon providing indemnification satisfactory to the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture will provide that in the event that an event of default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of his or her own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture (except actions for payment of overdue principal and interest), unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

•

the holders of not less than 25.0% in aggregate principal amount of the Notes then outstanding shall have made a written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such proceedings; and

•

no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes; it being understood and intended that no one or more of such holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such holders, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such holders.

However, notwithstanding any other provision in the Indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such Note on the stated maturity date (or, in the case of redemption, on the applicable redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any default or event of default unless:

•	we fail to pay the principal of or any interest on any Note when due; or

•	we fail to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 120 days after the Trustee receives written notice of a default, the Trustee shall transmit by mail to all holders of Notes, notice of such default hereunder, unless such default shall have been cured or waived. Except in the case of a default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders of Notes.

Each holder of Notes shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the Limited Permitted Asset Sale Purchase Price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	Additional Amounts, if any, on

such holder’s Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

Except as otherwise set forth below, we and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, except as otherwise set forth below, the holders of a majority in aggregate principal amount of the outstanding Notes may waive our compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the Notes;

•	reduce the principal amount of or interest on the Notes;

•	change the interest rate applicable to the Notes;

•	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

•

impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•	modify the provisions with respect to the purchase rights of the holders as described above under “—Limitation on Asset Sales” in a manner adverse to holders of Notes;

•	change the ranking of the Notes;

•	change our obligation to pay Additional Amounts on any Note;

•

waive a default or event of default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration of the Notes by the holders of at least a majority in principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration);

•	waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of the Notes; or

•

modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

Notwithstanding the foregoing, we and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any holder of the Notes in any material respect;

•	provide for the assumption by a successor corporation of our obligations under the Indenture in accordance with the provisions of the Indenture;

•	secure the Notes;

•	add to our covenants for the benefit of the holders of the Notes or surrender any right or power conferred upon us;

•	to provide for uncertificated Notes, at any time the Notes are in certificated form;

•	to evidence and provide for the acceptance of appointment of a successor Trustee with respect to the Notes;

•	comply with the requirements of the TIA and any rules promulgated under the TIA; or

•	make any change that does not adversely affect the rights of any holder in any material respect.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all the holders of the Notes, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year, cash sufficient to pay and discharge the entire indebtedness of all outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Defeasance

We may terminate at any time all our obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. We may also terminate at any time our obligations with respect to the Notes under the covenants described under “—Certain Covenants” and “—Reports,” and the operation of certain events of default, which we refer to as “covenant defeasance.” We may exercise the legal defeasance option notwithstanding our prior exercise of the covenant defeasance option.

If we exercise our legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default with respect thereto. If we exercise the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an event of default specified in clause (4), clause (5) (with respect to the covenants described under “—Certain Covenants” or “—Reports”) or clause (6).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)

we irrevocably deposit in trust with the Trustee cash or U.S. Government obligations or a combination thereof sufficient, in the opinion of a firm of certified public accountants, for the payment of principal of and interest and Additional Amounts, if any, on the Notes to maturity,

(2)	such legal defeasance or covenant defeasance does not constitute a default under the Indenture or any other material agreement or instrument binding us,

(3)

no default or event of default has occurred and is continuing on the date of such deposit and, with respect to covenant defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (other than, if applicable, a default or event of default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, we deliver to the Trustee an opinion of counsel stating that:

(a)	we have received from the IRS a letter ruling, or there has been published by the Internal Revenue Service a Revenue Ruling, or

(b)

since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred,

(5)

in the case of the covenant defeasance option, we deliver to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

(6)

we deliver to the Trustee an opinion of counsel to the effect that, after the 123rd day after the date of deposit, all money and U.S. Government obligations (or other property as may be provided pursuant to the terms of the Indenture) (including the proceeds thereof) deposited or caused to be deposited with the Trustee (or other qualifying trustee) to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of the Company under any U.S. Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of the Company issued in connection therewith, and

(7)

we deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Transfer and Exchange

We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any Notes to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any Note surrendered for purchase except for any portion of that Note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent; or

•	approve any change in the office through which any security registrar acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

Initially, the Trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of Notes entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders of such Notes for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, at our discretion, be held, resold or canceled. We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any other rule or order enacted by the SEC from time to time), all financial information to the extent required of us to be contained in Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder of such Notes upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such Note before a replacement Note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf (and we will make any notice we are required to give to holders of Notes available on our website).

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for, us as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an event of default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Deutsche Bank Trust Company Americas will be the initial Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.

Book-entry System; Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be fully protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a table summarizing our indebtedness as of the dates set forth below:

In thousands of U.S. dollars	Amount outstanding as of March 31, 2020	Amount outstanding as of May 22, 2020
KEXIM Credit Facility	$140,191	$140,191
ABN AMRO Credit Facility	89,816	88,214
ING Credit Facility	128,254	127,183
2018 NIBC Credit Facility	30,813	33,131	(1)
2017 Credit Facility	128,183	128,183
Credit Agricole Credit Facility	88,586	88,586
ABN AMRO / K-Sure Credit Facility	44,716	44,716
Citi / K-Sure Credit Facility	93,129	93,129
ABN AMRO / SEB Credit Facility	100,450	100,450
Hamburg Commercial Bank Credit Facility	41,355	42,784	(2)
Prudential Credit Facility	54,538	53,614
2019 DNB/GIEK Credit Facility	31,850	31,850
BNPP Sinosure Credit Facility	42,096	42,096
Ocean Yield Lease Financing	146,815	144,990
CMBFL Lease Financing	55,836	55,836
BCFL Lease Financing (LR2s)	91,123	89,753
CSSC Lease Financing	224,889	222,004
BCFL Lease Financing (MRs)	84,964	83,029
2018 CMB Lease Financing	123,900	121,372
$116.0 million Lease Financing	104,322	103,148
AVIC International Lease Financing	124,361	123,395
China Huarong Lease Financing	120,375	120,375
$157.5 Million Lease Financing	134,407	134,407
COSCO Lease Financing	74,525	74,525
IFRS 16—Leases—3 MRs	42,430	41,233
IFRS 16—Leases—7 Handymax	10,071	7,469
$670.0 Million Lease Financing	601,447	591,243
CSSC Scrubber Financing	9,604	8,689
Unsecured Senior Notes Due 2020	53,750	—	(3)
Convertible Senior Notes due 2022	203,500	203,500

Total	$3,220,296	$3,139,095

(1)	In April 2020, we drew down $3.1 million to partially finance the purchase and installation of scrubbers on the STI Memphis and STI Soho.
(2)	In April 2020, we drew down $1.4 million to partially finance the purchase and installation of scrubber on STI Veneto.
(3)	In May 2020, we repaid the entire outstanding principal on our 6.75% Senior Unsecured Notes due 2020 of $53.8 million upon their maturity.

Our Other Indebtedness

As of May 22, 2020, we had approximately $3.1 billion of outstanding indebtedness, consisting of secured debt, lease financing arrangements, and unsecured debt. Our current debt arrangements are summarized below. For further information regarding our indebtedness, please see our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the Commission on March 31, 2020, our Report on Form 6-K, furnished to the Commission on May 6, 2020, which contains our unaudited financial results for the three months ended March 31, 2020, and our Report on Form 6-K, furnished to the Commission on May 26, 2020, which contains our unaudited condensed consolidated financial statements and the notes thereto for the three months ended March 31, 2020, each of which is incorporated by reference herein.

Secured Debt

Each of our secured credit facilities contains financial and restrictive covenants, which require us to, among other things, comply with certain financial tests; deliver quarterly and annual financial statements and annual projections; comply with restrictive covenants, including maintaining adequate insurances; comply with laws (including environmental laws and ERISA); and maintain flag and class of our vessels. Other such covenants may, among other things, restrict consolidations, mergers or sales of our assets; require us to obtain lender approval on changes in our vessel manager; limit our ability to place liens on our assets; limit our ability to incur additional indebtedness; prohibit us from paying dividends if there is a covenant breach under the loan or an event of default has occurred or would occur as a result of payment of such dividend; prohibit transactions with affiliates. Furthermore, our debt agreements contain customary events of default, including cross default provisions, as well as subjective acceleration clauses under which the debt could become due and payable in the event of a material adverse change in our business.

Our secured credit facilities may be secured by, among other things:

•	a first priority mortgage over the relevant collateralized vessels;

•	a first priority assignment of earnings, insurances and charters from the mortgaged vessels for the specific facility;

•	a pledge of earnings generated by the mortgaged vessels for the specific facility; and

•	a pledge of the equity interests of each vessel owning subsidiary under the specific facility.

Lease financing arrangements

For each of our lease financing arrangements, we have evaluated whether, in substance, these transactions are leases or merely a form of financing. As a result of this evaluation, we have concluded that each agreement is a form of financing on the basis that the terms and conditions are such that we never part with the risks and rewards incidental to ownership of each vessel for the remainder of its useful life and accordingly, the transfer of the asset does not meet the requirements for a transfer in IFRS 16. This conclusion was reached, in part, as a result of the existence within each agreement of either a purchase obligation or a purchase option that will almost certainly be exercised. Accordingly, the cash received in the transfer has been accounted for as a liability under IFRS 9, and each arrangement has been recorded at amortized cost using the effective interest method, with the corresponding vessels being recorded at cost, less accumulated depreciation, on our consolidated balance sheet.

The obligations under our lease financing arrangements are secured by, among other things, assignments of earnings and insurances and stock pledges and account charges in respect of the subject vessels. All of the financing arrangements contain customary events of default, including cross-default provisions as well as subjective acceleration clauses under which the lessor can cancel the lease in the event of a material adverse change in the Company’s business.

Unsecured debt

As of May 22, 2020, our unsecured debt consisted solely of our Convertible Notes due 2022.

Recent Developments Regarding Our Indebtedness

$28.9 million lease financing—scrubber upsize

In April 2020, we executed an agreement with an international financial institution to upsize certain of our existing lease finance arrangements to partially finance the purchase and installation of scrubbers on 10 MRs and five LR2s. The upsized portion of the lease finance arrangements is $28.9 million or approximately $1.9 million per vessel. The amounts borrowed will be repaid through additional fixed charterhire payments of $1,910 per day per vessel and these arrangements have a final maturity of three years after the first drawdown. Drawdowns are expected to occur as the related scrubbers are installed.

ING Credit Facility upsize

In May 2020, the Company executed an agreement to upsize its $179.2 million credit facility with ING Bank N.V. to $251.4 million. The upsized portion of the loan facility consists of a $40.6 million term loan facility and $31.5 million revolving credit facility. The proceeds of this upsized facility are expected to be used to refinance the existing debt on five vessels, which are currently financed under the KEXIM Credit Facility.

The borrowing amount of the upsized loan is the lower of $72.1 million in aggregate and 50% of the fair market value of the vessels. The upsized loan has a final maturity of five years from the initial drawdown date and bears interest at LIBOR plus a margin. The upsized portion of the loan is scheduled to be repaid in equal quarterly installments of approximately $2.1 million per quarter, in aggregate, for the first twelve installments and approximately $2.0 million per quarter, in aggregate, thereafter, with a balloon payment due at maturity. The remaining terms and conditions of the ING Credit Facility, including financial covenants, remained unchanged.

$225.0 Million Credit Facility

In May 2020, the Company executed an agreement for a loan facility of up to $225.0 million with a group of European financial institutions. This loan facility consists of a $150.0 million term loan facility and $75.0 million revolving credit facility. The proceeds of this new facility are expected to be used to refinance the existing debt on nine vessels, including four vessels that are currently financed under the existing ABN AMRO Credit Facility which is scheduled to mature in the third quarter of 2020.

The available borrowing amount of the facility is the lower of $225.0 million in aggregate and 55% of the fair market value of the vessels. The loan matures on May 19, 2025, bears interest at LIBOR plus a margin, and is scheduled to be repaid in equal quarterly installments of approximately $5.3 million per quarter, in aggregate, with a balloon payment due at maturity.

This credit facility includes financial covenants that require us to maintain:

•	The ratio of net debt to total capitalization no greater than 0.65 to 1.00.

•	Consolidated tangible net worth of no less than $1.4 billion.

•	Minimum liquidity of not less than the greater of $25.0 million or $500,000 per each owned vessel and $250,000 per each time chartered-in vessel.

•

The aggregate of the fair market value of the vessels provided as collateral under the facility shall at all times be no less than 130% of the then aggregate outstanding principal amount of the loans under the credit facility through May 2022 and 140% at all times thereafter.

Debt Drawdowns and Repayments

In April 2020, we drew down $1.4 million on the Hamburg Credit Facility to partially finance the purchase and installation of a scrubber on STI Veneto.

In April 2020, we drew down an aggregate of $3.1 million on the NIBC Credit Facility to partially finance the purchase and installation of scrubbers on STI Memphis and STI Soho.

In May 2020, we repaid the entire outstanding principal on our 6.75% Senior Unsecured Notes due 2020 of $53.8 million upon their maturity.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material United States federal income tax considerations that may be relevant to prospective beneficial owners (referred to in this discussion as “holders”) of the Notes. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to holders of the Notes that purchase the Notes at their “issue price” (i.e., the first price at which a substantial amount of the Notes is sold for money to investors, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) as part of the initial offering and hold the Notes as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, or the “base erosion and anti-avoidance” tax, broker-dealers, tax-exempt organizations, persons required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement” or former citizens or long-term residents of the United States), or holders that will hold the Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding the Notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of the Notes.

No ruling has been requested from the Internal Revenue Service, or the IRS, regarding any matter affecting us, holders of the Notes, or our shareholders.

Except as otherwise noted, this discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of the Notes.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien; (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of the substantial decisions of the trust or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Certain Additional Payments

There are circumstances in which we might be required to make payments on a Note that would increase the yield of the Note, as described under “Description of Notes—Additional Amounts,” Description of Notes—Optional Redemption,” and “Description of Notes—Optional Redemption Upon Change of Control.” We intend to take the position that the possibility of such payments does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the Notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the Notes would be treated as ordinary income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Stated Interest on the Notes

Stated interest on a Note (including Additional Amounts, if any) generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Interest paid on the Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or, in the case of certain U.S. Holders, “general” category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in the Notes and the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income). The proceeds the U.S. Holder receives will include the amount of any cash and the fair market value of any other property received for the U.S. Holder’s Notes. The U.S. Holder’s adjusted tax basis in the Notes generally will equal the amount the U.S. Holder paid for the Notes. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of the Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Medicare Tax on Unearned Income

Certain U.S. Holders who are individuals, estates or trusts are subject to a 3.8% Medicare tax on certain net investment income, in excess of certain threshold amounts, including interest, and gain from the disposition of the Notes. Investors should consult their tax advisors regarding the effect, if any, of this tax on their ownership of the Notes.

Information Reporting and Backup Withholding

In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Holders who hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation (such as the Notes) not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Substantial penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in the Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of the Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Interest on the Notes

Subject to the discussion of backup withholding below, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on interest (including Additional Amounts, if any) on the Notes unless the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States) in which case the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate).

Disposition of Notes

Subject to the discussion of backup withholding below, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition of a Note unless (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such non-U.S. Holder were a U.S. person and, in addition, if the non-U.S. Holder is a foreign corporation, may also be subject to the branch profits tax described above, or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder may be subject to tax at a 30% rate on gain resulting from the disposition of the Notes which may be offset by certain U.S.-source capital losses.

U.S. Estate Tax Considerations

For purposes of U.S. federal estate tax, the Notes will be treated as situated outside the United States and will not be includible in the gross estate of a non-U.S. Holder at the time of death.

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met or otherwise establishes an exemption.

Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met, or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MARSHALL ISLANDS TAX CONSIDERATIONS

The following is a discussion of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a noteholder or shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of the Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom B. Riley FBR, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes indicated below:

Name	Principal Amount of Notes
B. Riley FBR, Inc.	$
Ladenburg Thalmann & Co. Inc.
Janney Montgomery Scott LLC
William Blair & Company, L.L.C.
Boenning & Scattergood, Inc.
Incapital LLC
National Securities Corp.
Wedbush Securities Inc.

Total	$

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus if any such Notes are taken. However, the underwriters are not required to take or pay for the Notes covered by the underwriters’ option to purchase additional Notes described below.

The underwriters initially propose to offer the Notes directly to the public at the offering price listed on the cover of this prospectus and may offer Notes to certain dealers at such offering price, less a concession not in excess of     % of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $                aggregate principal amount of Notes at the public offering price listed on the cover of this prospectus, less underwriting discounts and commissions. The representative may exercise this option on behalf of the underwriters in whole or in part by giving written notice to us no later than 30 days after the date of this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Notes as the number listed next to the underwriter’s name in the preceding table bears to the total number of Notes listed next to the names of all underwriters in the preceding table.

The following table shows the total underwriting discounts that we will pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional Notes.

TOTAL
	PER NOTE	NO EXERCISE	FULL EXERCISE
Underwriting discounts and commissions	$	$	$

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $                . In addition to the underwriting discounts, we have agreed to pay in cash to the representative a structuring fee (the “Structuring Fee”) equal to $250,000, which Structuring Fee is to be paid in cash at the closing. We also agreed to reimburse the representative upon request for its reasonable out-of-pocket, accountable, bona fide expenses actually incurred in the offering, including any fees and disbursements of the representative’s legal counsel up to $160,000 in the aggregate.

The Notes are a new issue of securities with no established trading market. We have applied to list the Notes on the NYSE under the symbol “SBBA”. If approved, we expect trading in the Notes on the NYSE to begin within 30 days after                 , 2020, the original issue date of the Notes. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice, in their sole discretion. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In the underwriting agreement, we have agreed that we will not, during the period from the date of this prospectus through the closing date of the offering of the Notes, offer, sell, contract to sell or otherwise dispose of any debt securities of ours or warrants to purchase or otherwise acquire debt securities of ours substantially similar to the Notes (other than (i) the Notes, (ii) commercial paper issued in the ordinary course of business or (iii) securities or warrants permitted with the prior written consent of the Representative).

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

From time to time, the underwriters and their affiliates have provided, and continue to provide, investment banking services to us. The estimated offering expenses payable by us, excluding underwriting discounts and commissions, are approximately $             , which includes legal, accounting and printing costs and various other fees associated with the offering of the Notes.

If you purchase Notes offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (the “FSMA”) (Financial Promotion) Order 2005 (“the Order”), or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “relevant persons.” The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of the respective contents.

Each underwriter has:

A. only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantors; and

B. complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers (other than individuals) purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase of Notes under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for the Notes to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered Notes, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued Notes; (iv) that the Notes that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriter and its affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the Notes, other than the underwriter, is authorized to make any further offer of Notes on our behalf or on behalf of the underwriter.

Notice to Prospective Investors in Switzerland

The Notes will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

EXPENSES

The following are the estimated offering expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission Registration Fee	$
Printing and Engraving Expenses	$
Legal Fees and Expenses	$
Accountants’ Fees and Expenses	$
Trustee Fees and Expenses	$
Miscellaneous Costs	$
Total	$

LEGAL MATTERS

The validity of the Notes and certain other matters relating to United States Federal income and Marshall Islands tax considerations and to Marshall Islands corporations law will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters have been represented in connection with this offering by Hunton Andrews Kurth LLP, New York, New York and Houston, Texas.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The international oil tanker shipping industry information included in this prospectus supplement under the caption “The International Oil Tanker Shipping Industry” attributed to Drewry Shipping Consultants Ltd., have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such section accurately describes the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

Further information about our company is available on our website at http://www.scorpiotankers.com. The information on our website does not constitute a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and certain future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 26, 2020, containing our unaudited interim condensed consolidated financial statements and accompanying notes thereto for the three months ended March 31, 2020;

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 14, 2020;

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 6, 2020, containing our financial results for the three months ended March 31, 2020; and

•

Our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on March 31, 2020, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until the completion of this offering. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying base prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus by writing or telephoning us at the following address:

MONACO	NEW YORK
9, Boulevard Charles III, Monaco 98000 Tel: +377-9798-5716	150 East 58th Street, New York, NY 10155 Tel: 1-212-542-1616

Prospectus

SCORPIO TANKERS INC.

Common Shares, Preferred Shares, Debt Securities, Warrants, Purchase Contracts, Rights and Units

Through this prospectus, we or any selling shareholder may periodically offer common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

This prospectus describes some of the general terms that may apply to these securities. The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be set forth in an amendment to the registration statement of which this prospectus forms a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

The securities issued under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “STNG,” and our 6.75% Unsecured Senior Notes due 2020 are listed on the NYSE under the symbol “SBNA.”

Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the section entitled “Risk Factors” of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2019.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell, from time to time, our common shares, preferred shares, debt securities, warrants, purchase contracts, rights, and units described in this prospectus, in one or more offerings. No limit exists on the aggregate amount of the securities we or any selling shareholder may sell pursuant to the registration statement of which this prospectus forms a part. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, prices and terms of the offered securities. We may file a prospectus supplement in the future that may also add, update or change the information contained in this prospectus. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find Additional Information.”

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under the section entitled “Where You Can Find Additional Information.”

Unless the context otherwise requires, when used in this prospectus, the terms “Scorpio Tankers,” the “Company,” “we,” “our” and “us” refer to Scorpio Tankers Inc. and its subsidiaries. “Scorpio Tankers Inc.” refers only to Scorpio Tankers Inc. and not its subsidiaries.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, United States dollars. We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We have a fiscal year end of December 31.

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus and the information incorporated by reference herein, including the section entitled “Risk Factors.”

Our Company

Scorpio Tankers Inc. was incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporations Act on July 1, 2009. We provide seaborne transportation of refined petroleum products worldwide. We began our operations in October 2009 with three vessel owning and operating subsidiary companies. In April 2010, we completed our initial public offering of common stock and commenced trading on the NYSE under the symbol “STNG.” We have since expanded our fleet and as of the date of this prospectus, our fleet consists of 109 wholly owned or finance leased product tankers (consisting of 38 LR2, 12 LR1, 14 Handymax and 45 MR) with an average age of approximately 3.6 years, and 10 bareboat chartered-in product tankers that we operate (consisting of seven Handymax and three MR), which we refer to collectively as our Operating Fleet.

Corporate Structure

We were incorporated in the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act on July 1, 2009. We currently maintain our principal executive offices at 9, Boulevard Charles III, Monaco 98000 and our telephone number at that location is +377-9798-5716. We also maintain an office in the United States at 150 East 58th Street, New York, New York 10155 and the telephone number at that location is 212-542-1616. We own or finance lease each of the vessels in our owned and financed leased fleet, and expect to own or finance lease each additional vessel that we acquire into our owned and finance leased fleet in the future, if any, through separate wholly-owned subsidiaries incorporated in the Republic of the Marshall Islands. The seven Handymax vessels in our bareboat chartered-in fleet are chartered-in to our wholly-owned subsidiary incorporated in the Republic of the Marshall Islands, STI Chartering and Trading Ltd. The three MR vessels in our bareboat chartered-in fleet are chartered in through separate wholly-owned subsidiaries incorporated in the Republic of the Marshall Islands.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and in any prospectus supplement, including the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F filed with the Commission on March 20, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in that prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seek,” “plan,” “potential,” “continue,” “contemplate,” “possible,” “target,” “project,” “likely,” “may,” “might,” “would,” “could” and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus and in the documents incorporated by reference herein, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:

•	our future operating or financial results;

•	the strength of world economies and currencies;

•	fluctuations in interest rates and foreign exchange rates;

•	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

•	availability of financing and refinancing;

•	our business strategy and other plans and objectives for growth and future operations;

•	our ability to successfully employ our vessels;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;

•	our ability to realize the expected benefits from acquisitions;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	vessel breakdowns and instances of off-hire;

•	competition within our industry;

•	the supply of and demand for vessels comparable to ours;

•	corruption, piracy, militant activities, political instability, terrorism, and ethnic unrest in locations where we may operate;

•	delays and cost overruns in construction projects;

•	our level of indebtedness;

•	our ability to obtain financing and to comply with the restrictive and other covenants in our financing arrangements;

•	our need for cash to meet our debt service obligations;

•	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

•	our ability to successfully identify, consummate, integrate, and realize the expected benefits from acquisitions, including our acquisition of Navig8 Product Tankers Inc., or NPTI;

•	reputational risks;

•	availability of skilled workers and the related labor costs and related costs;

•	the MARPOL convention, Annex VI Prevention of Air Pollution from Ships which will reduce the maximum amount of sulfur that ships can emit into the air, which will be applicable as of January 1, 2020;

•	the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (BWM), which will be applicable as of September 2019;

•	compliance with governmental, tax, environmental and safety regulation;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

•	general economic conditions and conditions in the oil and natural gas industry;

•	effects of new products and new technology in our industry;

•	the failure of counterparties to fully perform their contracts with us;

•	our dependence on key personnel;

•	adequacy of insurance coverage;

•	our ability to obtain indemnities from customers;

•	changes in laws, treaties or regulations applicable to us;

•	the volatility of the price of our common shares and our other securities; and other factors that may affect our future results; and

•	these factors and other risk factors described in this prospectus and other reports that we furnish or file with the Commission.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus entitled “Risk Factors.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from sales of our securities by any of the selling shareholders.

CAPITALIZATION

Each prospectus supplement will include information about our capitalization.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•

trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into options or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, any selling shareholder or borrowed from us or any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear the costs relating to the securities offered and sold by us under this Registration Statement.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, you should read the description of our capital stock and the material terms of our amended and restated articles of incorporation and amended and restated bylaws contained in our Annual Report on Form 20-F, filed with the Commission on March 20, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, together with our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits thereto. Please see the section of this prospectus entitled “Where You Can Find Additional Information.”

Authorized Capital Stock

Under our amended and restated articles of incorporation, as amended by (i) the Articles of Amendment to the Amended and Restated Articles of Incorporation filed with the Registrar of Corporations on June 23, 2014, and (ii) the Articles of Amendment to the Amended and Restated Articles of Incorporation, as amended, filed with the Registrar of Corporations on June 1, 2018, and (iii) the Articles of Amendment to the Amended and Restated Articles of Incorporation filed with the Registrar of Corporations on January 17, 2019, our authorized capital stock consists of 150,000,000 common shares, par value $0.01 per share, of which 51,396,970 shares are currently issued and outstanding (which excludes 6,349,324 shares held as treasury shares), and 25,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Description of Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and the voting rights, if any, of the holders of the series.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, N.A.

Listing

Our common shares are listed on the NYSE under the symbol “STNG.”

DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•

the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States, the equivalent price in the currency of the United States for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

Senior Debt

We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

Covenants

Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; or

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)

reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)

waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)

makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without their consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in applicable subsequent filings with respect to any class or series of debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the security otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units.

TAX CONSIDERATIONS

United States Federal Income Tax Considerations

Our Annual Report on Form 20-F filed with the Commission on March 20, 2019, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive offices are located outside the United States in Monaco, although we also have an office in New York. Some of our directors, officers and the experts named in this Registration Statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

	$	(1)

Commission Registration Fee	$		*

Printing and Engraving Expenses	$		*

Legal Fees and Expenses	$		*

Accountants’ Fees and Expenses	$		*

NYSE Supplemental Listing Fee	$		*

FINRA Fee	$	225,500

Blue Sky Fees and Expenses	$		*

Transfer Agent’s Fees and Expenses	$		*

Miscellaneous Costs	$		*

Total	$		*

(1)

The Registrant is registering an indeterminate amount of securities under the registration statement in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee in connection with such securities until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

*	To be provided by a prospectus supplement or as an exhibit to report on Form 6-K that is incorporated by reference into this Registration Statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting), incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The sections included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018 which have been attributed to Drewry Shipping Consultants Ltd., including the section entitled “The International Oil Tanker Shipping Industry,” have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. These materials are available from the Commission’s website http://www.sec.gov. The Commission’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Further information about our company is available on our website at http://www.scorpiotankers.com. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 20, 2019, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on March 26, 2010, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we will file with the Commission and certain current reports on Form 6-K that we will furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following addresses:

Monaco	New York
9, Boulevard Charles III Monaco 98000	150 East 58th Street New York, New York 10155, USA
Tel: +377-9798-5716	Tel: +1 212 542 1616

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Scorpio Tankers Inc.

            % Fixed Rate Senior Unsecured Notes due 2025

PROSPECTUS SUPPLEMENT

Joint Bookrunning Managers

B. Riley FBR Janney Montgomery Scott	Ladenburg Thalmann William Blair

Co-Managers

Boenning and Scattergood	Incapital	National Securities Corp.	Wedbush Securities

            , 2020